UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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American National Insurance Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN NATIONAL INSURANCE COMPANY

One Moody Plaza

Galveston, Texas 77550

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To Be Held April 29, 2016

In Galveston, Texas

Notice is hereby given that the Annual Meeting of Stockholders of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), will be held in the Mary Moody Northen Auditorium of the American National Insurance Company Building, Second Floor, One Moody Plaza, Galveston, Texas 77550, at 10:00 a.m. local time on April 29, 2016 for the following purposes:

1.	The election of a Board of seven (7) directors of the Company;

2.	A non-binding advisory vote to approve the compensation of the Company’s executive officers as disclosed in the accompanying proxy statement;

3.	Ratification of the appointment of KPMG LLP as auditors for 2016; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only holders of common stock of the Company of record at the close of business on March 1, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Except for the ratification of the appointment of KPMG LLP as auditors for 2016, your broker is not permitted to vote on your behalf on any matters to be considered at the stockholders’ meeting unless you provide specific instructions. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholders’ meeting.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors

J. Mark Flippin, Secretary

April 4, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders’ Meeting to Be Held on April 29, 2016:

Our proxy materials relating to our 2016 Annual Meeting (notice, proxy statement, proxy and 2015 Annual Report) are available at the following website: https://materials.proxyvote.com/028591. This information as well as similar information relating to all of our future Annual Meetings will also be available by calling 1-888-252-0177 or by email to investorrelations@americannational.com. We have elected to deliver a full set of proxy materials to all of our stockholders entitled to notice of and to vote at the annual meeting, and distribution will begin on or about April 4, 2016.

For the date, time and location of the 2016 Annual Meeting and the matters to be voted upon at the 2016 Annual Meeting, please see the “Notice of Annual Stockholders’ Meeting” above. For the Board’s recommendation regarding those matters, please refer to the accompanying proxy statement. For information on how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 1-888-252-0177 or by email to investorrelations@americannational.com.

AMERICAN NATIONAL INSURANCE COMPANY

P R O X Y S T A T E M E N T

For the Annual Meeting of Stockholders

To Be Held April 29, 2016

in the Mary Moody Northen Auditorium

on the Second Floor of the

American National Insurance Company Building

One Moody Plaza

Galveston, Texas 77550

INTRODUCTION

The Board of Directors of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (sometimes referred to in this proxy statement as the “Company,” “American National,” or as “we,” “us” and “our”), is soliciting your proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time, on April 29, 2016 (the “Annual Meeting”), and at any adjournment thereof. At such meeting, the stockholders will consider and vote upon the items set forth in the attached Notice of Annual Stockholders’ Meeting. These proxy materials will be available over the Internet.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to stockholders as of the record date, March 1, 2016, or their legal proxy holders, and the Company’s officers and invited guests. All stockholders who would like to attend the meeting must be able to provide proof of ownership of the Company’s common stock as of the record date. Such proof can include a proxy card, a legal proxy or voting instruction card from a broker, bank or other nominee, or a brokerage or bank statement evidencing stock ownership as of the record date. Attendees may be asked to present a form of photo identification at the meeting, such as a valid driver’s license or passport.

INFORMATION CONCERNING PROXY

All shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions shown thereon. If no contrary instructions are given, such proxies will be voted FOR the election as directors of the Company of each of the director nominees named under Proposal 1, FOR the advisory approval of the compensation of our executive officers as disclosed in this proxy statement, and FOR the approval of KPMG LLP as auditors for 2016. The Board of Directors does not know of any other matters to be acted upon at the Annual Meeting. As to any other matter of business that may properly be brought before the Annual Meeting, the enclosed proxy also confers discretionary authority upon the persons named therein to vote the shares represented by such proxy in accordance with their best judgment.

Any stockholder giving a proxy may revoke it by notice in writing addressed to the Secretary of the Company at One Moody Plaza, Galveston, Texas 77550, or by a proxy bearing a later date and properly signed, which may be delivered personally or by mail to the Secretary of the Company prior to the taking of a vote at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to give the Secretary of the Company notice of such stockholder’s intention to vote in person, in which event the proxy will not be used.

All costs of preparing, assembling and distributing the proxy materials and the cost of solicitation will be paid by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. The Company has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies. The aggregate cost of these services is not expected to exceed $32,000. The Company may also retain other firms or individuals to assist with the solicitation of proxies. Copies of this proxy statement are expected to be distributed beginning on April 4, 2016.

VOTING SECURITIES

As of the close of business on March 1, 2016, which has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,914,218 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issued and outstanding and entitled to vote at the meeting. There were no other classes of shares issued and outstanding. A list of registered stockholders eligible to vote may be examined during business hours at the office of the Company’s Secretary, Eighth Floor, American National Insurance Company Building, One Moody Plaza, Galveston, Texas, during the ten day period immediately prior to the meeting, and it will also be available at the meeting.

Each share of Common Stock entitles the holder to one vote in the determination of all matters to be brought before the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, and abstentions will be counted for the purpose of determining the number of votes cast on a given proposal. However, broker non-votes will not be considered present at the Annual Meeting for such proposals and thus will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated. Any shares for which a broker or nominee does not have discretionary voting authority under applicable NASDAQ Stock Market, LLC (“NASDAQ”) rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes. Votes cast at the Annual Meeting will be counted by the independent inspector(s) of election appointed by the Company.

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is as follows:

Proposal 1 – Election of Directors. The affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required to elect each nominee for director. Abstentions with respect to any director nominee will have the effect of a vote against such nominee.

Proposal 2 – Advisory (non-binding) vote on executive officer compensation (“say-on-pay”). The advisory proposal will be approved if a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote are voted in favor of the proposal. Abstentions will have the effect of a vote against the proposal.

Proposal 3 – Ratification of the appointment of KPMG LLP as auditors for 2016. The appointment of KPMG LLP as the Company’s auditors for 2016 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions will have the effect of a vote against the proposal.

Please note that NASDAQ rules do not give brokers discretionary authority to vote on the election of directors or on the say-on-pay advisory proposal. This means that your broker, bank, or other nominee cannot vote your shares on such matters unless you provide it with voting instructions. Therefore, if you hold shares of our Common Stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors or on the say-on-pay advisory proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 1, 2016, except as otherwise noted, concerning each person or group known to own more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
THE MOODY FOUNDATION(1) 2302 Postoffice Street, Suite 704 Galveston, Texas 77550	6,118,816	22.74%
MOODY NATIONAL BANK TRUST DIVISION(2) as trustee or agent of the Libbie Shearn Moody Trust and other accounts:
LIBBIE SHEARN MOODY TRUST(3)	9,949,585	36.97%
OTHER ACCOUNTS(4)	2,265,897	8.42%

Total	12,215,482	45.39%
2302 Postoffice Street
Galveston, Texas 77550
DONALD SMITH & CO., INC.(5) 152 West 57th Street New York, New York 10019	1,363,157	5.07%

(1)	The Moody Foundation is a charitable trust classified as a private foundation established in 1942 by W. L. Moody, Jr., and his wife, Libbie Shearn Moody, for charitable and educational purposes. Its Trustees are Frances A. Moody-Dahlberg, who is one of our directors, Ross Rankin Moody and Elizabeth Lee Moody. Frances A. Moody-Dahlberg and Ross Rankin Moody are children of Robert L. Moody, Sr., our Chairman Emeritus, who served as our Chief Executive Officer until May 1, 2015. Elizabeth Lee Moody is the daughter of Ross Rankin Moody. The beneficial ownership information shown for The Moody Foundation is based on information contained in an amended Schedule 13G filed by it on January 13, 2016.
(2)	Management has been advised that Moody Bank Holding Company, Inc. (“MBHC”), which is wholly-owned by Moody Bancshares, Inc. (“Bancshares”), owns approximately 97.8% of the common stock of Moody National Bank. Management has further been advised that the Three R Trusts, trusts created by Robert L. Moody, Sr. for the benefit of his children, own 100% of Bancshares’ Class B Stock (which elects a majority of Bancshares’ directors) and 51.3% of Bancshares’ Class A Stock. Accordingly, the Three R Trusts, through ownership of Bancshares, control Moody National Bank. The Trustee of the Three R Trusts is Irwin M. Herz, Jr., one of our advisory directors, and a partner in Greer, Herz & Adams, L.L.P., One Moody Plaza, 18th Floor, Galveston, Texas, General Counsel to us and counsel to Moody National Bank, Bancshares and MBHC. Robert L. Moody, Sr. is Chairman of the Board and a director of Moody National Bank, Bancshares and MBHC.

The beneficial ownership information shown for the Moody National Bank Trust Division is based on information contained in an amended Schedule 13G filed jointly on January 27, 2016 by the Moody National Bank Trust Division, Bancshares, MBHC, Three R Trusts, and Irwin M. Herz, Jr. (the “Amended 13G”). According to the Amended 13G, as of December 31, 2015, the Moody National Bank Trust Division, Bancshares and MBHC have shared voting power with respect to 12,215,482 shares of our Common Stock and shared investment power with respect to 96,838 shares of our Common Stock; the Three R Trusts and Irwin M. Herz, Jr. have shared voting power with respect to 12,225,032 shares of our Common Stock and shared investment power with respect to 106,388 shares of our Common Stock; and Irwin M. Herz, Jr. has sole voting power with respect to 18,488 shares of our Common Stock and sole investment power with respect to 16,488 shares of our Common Stock. According to the Amended 13G, Bancshares, MBHC, Three R Trusts and Irwin M. Herz, Jr. disclaim beneficial ownership with respect to the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division. In addition, Irwin M. Herz, Jr. disclaims beneficial ownership with respect to the 9,550 shares of our Common Stock beneficially owned by the Three R Trusts. The principal address of Bancshares and MBHC is 2302 Postoffice, Galveston, Texas 77550. The principal address of the Three R Trusts is 2302 Postoffice, Suite 702, Galveston, Texas 77550, and the principal address of Irwin M. Herz, Jr. is One Moody Plaza, 18th Floor, Galveston, Texas 77550.

(3)	The Libbie Shearn Moody Trust is a split-interest trust with both charitable and non-charitable beneficiaries. It was established in 1943 and funded by a residuary bequest under the Will of Libbie Shearn Moody. Moody National Bank is the Trustee of the Libbie Shearn Moody Trust and, as such, has voting power with respect to the shares of our Common Stock owned by the trust. Robert L. Moody, Sr. is the remaining life income beneficiary of the Libbie Shearn Moody Trust. Robert L. Moody, Sr. has advised management that he has assigned all of his life income interest in such trust to National Western Life Insurance Company, a Colorado insurance company controlled by him. Management has also been advised that the Libbie Shearn Moody Trust will terminate following the death of Robert L. Moody, Sr., and that upon such termination approximately 79% of our Common Stock held in the trust is to be distributed to The Moody Foundation, and the remaining portion is to be distributed to Moody Memorial First United Methodist Church in Galveston, Texas.
(4)	Management has been advised the Moody National Bank Trust Division acts as (i) trustee for and votes the 1,155,000 shares of our Common Stock owned by the W. L. Moody, Jr. Trust for Grandchildren (“Trust 19”) (see Footnote 5 under “Security Ownership of Directors and Executive Officers” below for additional information regarding Trust 19); (ii) agent for and votes 896,678 shares of our Common Stock held pursuant to an Agency and Investment Services Agreement for the benefit of The Moody Endowment, a non-profit corporation; and (iii) trustee or agent for and votes the 214,219 shares of our Common Stock owned by other trust, agency and custodian accounts.
(5)	The beneficial ownership information shown for Donald Smith & Co., Inc., an investment advisor, is based on information contained in a Schedule 13G filed jointly on February 10, 2016 by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., which states that each such entity has sole investment power with respect to 1,363,157 shares of our Common Stock as of December 31, 2015. Further, according to such Schedule 13G and as of such date, Donald Smith & Co., Inc. has sole voting power with respect to 984,554 shares of our Common Stock, and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 5,254 shares of our Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 1, 2016 by each of our directors and director nominees, each of the executive officers named in the Summary Compensation Table, and for our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
William C. Ansell	250 78,375	Direct Indirect(2)	* *
Arthur O. Dummer	6,251 1,151	Direct(3) Indirect(4)	* *
Frances A. Moody-Dahlberg(5)	5,187	Direct(6)	*
	6,118,816	Indirect(7)	22.73%
Robert L. Moody, Sr.(5)(8)	518,658	Direct(9)	1.93%
	557,025	Indirect(10)(11)	2.07%
Russell S. Moody(5)	8,562	Direct(6)	*
James P. Payne	187	Direct	*
E. J. Pederson	256	Direct	*
James E. Pozzi	16,310	Direct(12)	*
James D. Yarbrough	11,000	Direct(6)	*
David A. Behrens	1,792	Direct	*
John J. Dunn, Jr.	5,329	Direct	*
Gregory V. Ostergren	7,403 500	Direct Indirect(2)	* *
Timothy A. Walsh	3,745	Direct	*
All Directors(13) and Executive Officers as a Group	645,367	Direct	2.40%
	6,769,876	Indirect	25.16%

	7,415,243		27.55%

*	Less than 1%.
(1)	All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.
(2)	Shares owned by spouse.
(3)	Includes 2,667 shares of our Restricted Stock.
(4)	Shares owned by a family trust.
(5)	Robert L. Moody, Sr. is the remaining life income beneficiary of Trust 19. Directors Frances A. Moody-Dahlberg and Russell S. Moody and advisory director Robert L. Moody, Jr., as children of Robert L. Moody, Sr., have a contingent residuary interest in his beneficial interest in Trust 19. The numbers in the tables above and immediately below do not include shares held in Trust 19. (See Footnote 4 under “Security Ownership of Certain Beneficial Owners” above for additional information about Trust 19).
(6)	Includes 2,000 shares of our Restricted Stock.
(7)	These shares are owned by The Moody Foundation, of which Frances A. Moody-Dahlberg is one of three Trustees. (See “Security Ownership of Certain Beneficial Owners” above).
(8)	The numbers in the table above do not include shares held in the Libbie Shearn Moody Trust. See Footnote 3 under “Security Ownership of Certain Beneficial Owners” above for additional information about such trust.
(9)	Includes 50,000 shares of our Restricted Stock.
(10)	Robert L. Moody, Sr. is the sole owner of the 1% general partner in the M-N Family Limited Partnership, which owns 507,025 shares of our Common Stock. As such, Robert L. Moody, Sr. has the indirect power to manage the assets of the M-N Family Limited Partnership, including voting its shares of our Common Stock.
(11)	Robert L. Moody, Sr. is a 1% general partner in the RLMFLP Limited Partnership, which owns 50,000 shares of our Common Stock. As the sole general partner of the RLMFLP Limited Partnership, Robert L. Moody, Sr. has the power to manage the assets of such partnership, including voting its shares of our Common Stock.
(12)	Includes 10,000 shares of our Restricted Stock.
(13)	Includes our Advisory Directors, whose security ownership is described in the next section below.

SECURITY OWNERSHIP OF ADVISORY DIRECTORS

The information contained in the following table is given with respect to the ownership of our Common Stock as of the close of business on March 1, 2016 by each of our advisory directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
G. Richard Ferdinandtsen	13,414	Direct	*
Irwin M. Herz, Jr.(2)	18,488	Direct (3)	*
R. Eugene Lucas	10,009	Indirect (3)(4)	*
E. Douglas McLeod	17,500	Direct(3)	*
Robert L. Moody, Jr.	3,583 4,000	Direct(5) Indirect(6)	* *

*	Less than 1%.
(1)	All of the named beneficial owners have sole voting power and sole investment power as to all the shares shown to be directly beneficially owned by them, with the exception of shares that may be owned jointly with their spouses.
(2)	According to the Amended 13G, Mr. Herz may have beneficial ownership of the shares of our Common Stock beneficially owned by the Moody National Bank Trust Division and the Three R Trusts; however, Mr. Herz disclaims beneficial ownership of such shares. Accordingly, such shares are not included in this table. (See Footnote 2 under “Security Ownership of Certain Beneficial Owners” above for information regarding the Amended 13G).
(3)	Includes 2,000 shares of our Restricted Stock.
(4)	Shares owned by family trust.
(5)	Includes 1,333 shares of our Restricted Stock.
(6)	Shares owned by Moody Insurance Group, Inc.

Unless otherwise noted, the information shown in the previous three tables was obtained from ownership disclosures furnished to us by each of the persons or entities listed or from other communications with such persons or entities.

PROPOSAL 1.

ELECTION OF DIRECTORS

Seven (7) directors of the Company are to be elected at the Annual Meeting to serve until our Annual Meeting of Stockholders to be held in April 2017. All nominees now serve as directors of the Company and have consented to be nominated as directors and to be named in this proxy statement. Accordingly, it is not contemplated that any nominee named herein will be unwilling or unable to serve as a director. However, if either of such events should occur, the enclosed proxy permits the persons named in the proxy to vote the shares represented by the proxy in favor of such person or persons as our Board of Directors may nominate upon the recommendation of the Nominating Committee.

The Board has determined that William C. Ansell, Arthur O. Dummer, James P. Payne, E. J. Pederson and James D. Yarbrough are “independent” as defined in the NASDAQ listing standards.

Board Recommendation: The Board of Directors recommends a vote “FOR” each of the director nominees named under this Proposal 1.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

The following information is given with respect to the nominees for election at the Annual Meeting:

William C. Ansell, CPA (age 58) has been a member of our Board since February 2015. Principal Occupation: Partner of Ham, Langston & Brezina, LLP (accounting firm), Houston, Texas since December 2015; Vice President and Shareholder of DRDA, PLLC (accounting firm), Galveston, Texas from 2001 to December 2015. Member of Tremont Street Financial Group, LLC (wealth management and accounting services), Galveston, Texas since 2012; Treasurer of Ducks Unlimited de Mexico (non-profit conservation organization) since 2012; Past Director of Moody National Bank.

Mr. Ansell is a certified public accountant and brings to our Board his thirty-five years of experience in auditing, tax, and business and personal consulting. Mr. Ansell also holds Series 7 (general securities representative) and Series 66 (securities agent and investment adviser representative) licenses and a Texas general lines insurance agent’s license, which further enhance the experience and expertise he brings to our Board.

Arthur O. Dummer (age 82) was first elected to our Board in 2004. Principal Occupation: President, The Donner Company (privately owned actuarial consulting company), Salt Lake City, Utah since 1985. Director of American Underwriters Insurance Company (privately owned insurance company); Past Chairman of the Board of Directors of the National Organization of Life and Health Guaranty Associations, Herndon, Virginia; Past Director of American Community Mutual Insurance Company, Livonia, Michigan (mutual insurance company); Casualty Underwriters Insurance Company, Salt Lake City, Utah; Beneficial Life Insurance Company, Salt Lake City, Utah; Aurora National Life Assurance Company, Los Angeles, California; Continental Western Life Insurance Company, Des Moines, Iowa; Utah Home Fire Insurance Company, Salt Lake City, Utah; and PHA Life Insurance Company, Portland, Oregon (all privately owned insurance companies); Past Director of National Western Life Insurance Company, Austin, Texas.

Mr. Dummer is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. He has fifty-six years of experience in the insurance industry, including service as the former Chief Examiner and Actuary of the Utah Insurance Department. His extensive background in the insurance industry and his knowledge of actuarial and accounting issues are highly valued by our Board.

Frances A. Moody-Dahlberg (age 46) was first elected to our Board in 1987. Principal Occupation: Executive Director of The Moody Foundation (charitable and educational foundation) since 1998, and a Trustee of The Moody Foundation since 2004; Director of National Western Life Insurance Company, Austin, Texas since 1990; Director of The Moody Endowment and Transitional Learning Center at Galveston (charitable organizations) since July 2009; Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003.

Ms. Moody-Dahlberg has over twenty-eight years of experience as a member of our Board. As Executive Director of The Moody Foundation, one of the largest charitable foundations in the State of Texas, she provides insight regarding the concerns of our significant non-profit stockholders.

James P. Payne (age 71) has been a member of our Board since February 2015. Principal Occupation: Retired Senior Vice President—Secretary, National Western Life Insurance Company, Austin, Texas, and officer and director of various of its subsidiary companies, 1998 to February 2015.

Mr. Payne has over forty years of experience in the insurance industry, primarily as chief legal officer for various insurance companies. His extensive industry knowledge, government relations background, and significant experience with board and committee processes and deliberations are an asset to our Board.

E. J. “Jere” Pederson (age 68) was first elected to our Board in 2014. Principal Occupation: Managing Director of CitareTx Management, LLC (manager of medical device venture development and investment company) since 2007; Special Assistant to the Chief Executive Officer, Texas A&M Health Science Center from October 2013 to June 2014; Interim President, Texas A&M Health Science Center and Interim Vice Chancellor for Health Affairs, Texas A&M University System from October 2012 to October 2013; independent management consultant from September 2006 to October 2012; Executive Vice President and Chief Operating Officer of the University of Texas Medical Branch, Galveston, Texas, from 1986 to 2005; Director since 1992 and member of the Audit Committee and the Compensation and Stock Option Committee of National Western Life Insurance Company, Austin, Texas; Director of The Sealy & Smith Foundation, Galveston, Texas (charitable organization) since December 2010.

Mr. Pederson brings to our Board the benefit of his financial and administrative expertise gained through more than thirty years of experience in health care and university administration.

James E. Pozzi (age 65) was first elected to our Board in 2012. Principal Occupation: President and Chief Executive Officer since May 2015 and Chairman of the Board since February 2016; President and Chief Operating Officer from May 2012 to May 2015; Senior Executive Vice President, Chief Administrative Officer from 2008 to May 2012; Senior Executive Vice President, Corporate Planning, Systems and Life Administration from 2004 to 2008; Executive Vice President, Corporate Planning & Development from 1996 to 2004; also a director and/or officer of various Company subsidiaries.

Mr. Pozzi has been an officer of the Company for forty years. His past service in various senior management roles and his current service as President and Chief Executive Officer have provided him with intimate knowledge of our operations.

James D. Yarbrough (age 60) was first elected to our Board in 2001. Principal Occupation: Mayor of the City of Galveston, Texas since May 2014; Owner and Consultant, James D. Yarbrough & Co., from October 2011 to May 2014, and October 1989 through December 1994 (privately owned contract management and financial consulting firm); Chairman of Galveston Industrial Development Corporation since May 2014 (municipal government body with responsibility for allocation of certain sales tax revenues); Member of Board of Trustees of the Port of Galveston since May 2014; Director of Economic Development, City of Galveston, Texas, February 2011 through September 2011; County Judge, County of Galveston, Texas, 1995 through 2010; Director and Member of the Governance and Executive Committees of American National Life Insurance Company of New York, and director of American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company, and United Farm Family Insurance Company (subsidiary insurance companies).

Mayor Yarbrough has management experience in both the private and public sectors, including his current service as the Mayor of the City of Galveston and sixteen years as the chief executive of the County of Galveston. In the private sector, he has served as a bank president, owner of a business consulting firm, and director of numerous interests. This varied experience makes him a valuable contributor to the Board’s deliberations.

INFORMATION CONCERNING ADVISORY DIRECTORS

The Board of Directors has appointed the following advisory directors, who serve at the pleasure of the Board. Although advisory directors do not vote on matters considered by the Board, we benefit from their experience and advice. Advisory directors receive the same compensation and benefits as our directors who are not also our officers.

G. Richard Ferdinandtsen (age 79) was first appointed as an advisory director in 2012, having previously served as a director from 1997 to 2012. Principal Occupation: Retired Company executive. Previously Vice Chairman of the Board, May 2012 to May 2014; and President of the Company from April 2000 to May 2012.

Mr. Ferdinandtsen has over fifty years of experience in the insurance industry, including over thirty years as an executive officer. Mr. Ferdinandtsen’s experience in day-to-day leadership as our former President and Chief Operating Officer provides him with an insightful perspective on our operations.

Irwin M. Herz, Jr. (age 75) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 1983 and from 1984 to 2004. Principal Occupation: Since 1980, Partner of Greer, Herz & Adams, L.L.P., General Counsel to the Company; Trustee of the Three R Trusts (trusts for the benefit of the children of Robert L. Moody, Sr.).

Mr. Herz’s service as a director of numerous insurance companies, including over thirty years on our Board, has provided him with extensive knowledge of the insurance industry. In addition, his background as a corporate and commercial lawyer provides a wealth of knowledge and problem-solving skills to the Board.

R. Eugene Lucas (age 90) was first appointed as an advisory director in 2004, having previously served as a director from 1981 to 2004. Principal Occupation: Since 1971, President and Director of Gal-Tex Hotel Corporation (hospitality and hotel management company); President of Gal-Tenn Hotel Corporation, LHH Hospitality, LLC, Colorado Landmark Hotels, LLC, Kentucky Landmark Hotels, LLC, and Virginia Landmark Hotels, LLC (hospitality and hotel management companies); Director of Colonel Museum, Inc. (charitable corporation); President and Director of 1859-Beverage Company (hospitality company).

Mr. Lucas has served on our Board for over thirty years, including twenty-three years as a member of our Audit Committee. In addition, Mr. Lucas provides our Board with the perspective of an experienced and knowledgeable executive officer outside of the insurance industry. He has been associated with Gal-Tex Hotel Corporation since 1941, including over forty years as its President.

E. Douglas McLeod (age 74) was first appointed as an advisory director in 2004, having previously served as a director from 1984 to 2004. Principal Occupation: Chairman and Director of Moody Gardens, Inc. (charitable corporation); Attorney; Past Director of Development of The Moody Foundation (charitable and educational foundation) from 1982 to 2013 (retired); Director of National Western Life Insurance Company, Austin, Texas since 1979; Director of ANREM Corporation (subsidiary real estate management corporation); Vice President and Director of Colonel Museum, Inc. (charitable organization); Vice Chairman of Lone Star Coastal National Recreation Area (Congressionally-designated area with outdoor recreation potential of national significance); Past Director and past Chairman of Center for Transportation and Commerce (charitable organization); Past Director and Executive Board Member, South Texas College of Law (law school); Past Member of State House of Representatives of the State of Texas (terms ended January 1983).

Mr. McLeod has experience as a lawyer and public servant, including as a state legislator, as well as experience in real estate development and non-profit administration. He brings a varied set of problem-solving skills and valuable insight to the Board.

Robert L. Moody, Jr. (age 56) was first appointed as an advisory director in 2009, having previously served as a director from 1982 to 1987. Principal Occupation: Since 1986, President and Director of Moody Insurance Group, Inc. (privately owned insurance agency); Director of Moody National Bank; Director of ANREM Corporation (subsidiary real estate management corporation); Director of HomeTown Bank, National Association (national bank); Director of The Moody Endowment (charitable organization).

Mr. Moody is the owner of Moody Insurance Group, Inc., a marketing consultant to the Company and one of the many significant producers marketing our products. Through this insurance agency experience, Mr. Moody brings the valued perspective of an agent to our Board’s deliberations. In addition, Mr. Moody’s experience as an entrepreneur provides him with a broad perspective of business operations.

RELATIONSHIPS AMONG DIRECTORS, ADVISORY DIRECTORS AND CERTAIN ENTITIES

Company director Russell S. Moody (not standing for reelection) and advisory director Robert L. Moody, Jr. are brothers and the half-brothers of Company director Frances A. Moody-Dahlberg. Advisory director E. Douglas McLeod is the uncle of Frances A. Moody-Dahlberg and the step father-in-law of director William C. Ansell. The Moody Foundation owns 34.0% and the Libbie Shearn Moody Trust owns 50.2% of Gal-Tex Hotel Corporation. National Western Life Insurance Company is a publicly traded life insurance company controlled by Robert L. Moody, Sr.

DIRECTOR ATTENDANCE AT MEETINGS

During the year ended December 31, 2015, the Board of Directors of the Company held a total of five (5) meetings. All of the nominees for director and all of the advisory directors attended at least 75% of the aggregate of (1) the total number of such meetings and (2) the total number of meetings held by all committees of the Board on which such nominees served during such year. It is the Company’s policy that all directors should make an effort to attend the Company’s annual meeting of stockholders. All directors attended the 2015 Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

Our Chief Executive Officer serves as our Chairman of the Board; however, the Board does not have a requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated. The Board has found that its current leadership structure promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance. The Board retains the authority to change its leadership structure if it determines that its responsibilities can be better fulfilled with a different approach.

The Board’s Role in Risk Oversight

The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to manage them effectively. Two committees lend support to the Board in overseeing the Company’s consideration and management of material risks. First, the Management Risk Committee coordinates the risk management efforts that occur within our business segments to ensure alignment between our risk-taking activities and strategic objectives and ensure consistent application of enterprise risk management processes across all business units. The Management Risk Committee provides periodic reports to the Board of Directors concerning the Company’s risk management, which may cover risk identification, risk limits and related monitoring, returns on risk-adjusted capital, and information related to the development of the Company’s enterprise risk management program. The Management Risk Committee is comprised of several members of our senior management team and is chaired by the Executive Vice President, Director of Multiple Line and Chief Corporate Risk Officer. Second, the Audit Committee assists the Board of Directors in its oversight of enterprise risk management activities by reviewing and discussing with management all significant enterprise risks and evaluating the processes by which risk assessment and risk management are undertaken. These processes address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks.

Additionally, our Board Compensation Committee considers risks that may result from our compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take risks relating to our business and whether risks arising from our compensation programs are likely to have a material adverse effect on the Company.

Independent Directors and Executive Sessions

The Board has determined, after considering all of the relevant facts and circumstances, that William C. Ansell, Arthur O. Dummer, James P. Payne, E. J. Pederson and James D. Yarbrough are “independent” from management in accordance with the NASDAQ listing standards. To be considered independent, the Board must determine that a director nominee does not have any direct or indirect material relationships with our Company that would impair his exercise of independent judgment. In making this determination, the Board considered that E. J. Pederson serves as an independent director of National Western Life Insurance Company, a company controlled by Robert L. Moody, Sr., that James P. Payne is a retired officer of National Western Life Insurance Company and receives certain retirement and health benefits from such company, and that William C. Ansell served as a director of Moody National Bank from April 2013 through 2014. The Board determined that such relationships do not impair the independence of these director nominees.

Our independent directors meet in executive session at least twice per year. We do not have a lead independent director.

Board Committees

The Company’s Board has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee. The Compensation Committee of the Board of Directors is referred to herein as the Board Compensation Committee to distinguish it from the Management Compensation Committee. The Board has determined that all of the members of the Audit Committee, the Board Compensation Committee and the Nominating Committee are independent in accordance with the NASDAQ listing standards and applicable independence requirements under the Securities Exchange Act of 1934.

The Board of Directors has adopted written charters for the Audit Committee, the Board Compensation Committee and the Nominating Committee. Each of these committees reviews the adequacy of its charter annually. These charters are posted on the Company’s website at the following address:

www.americannational.com/InvestorRelations/CorporateGovernance/index.htm.

Stockholders may also obtain a printed copy of the committee charters at no charge by writing to the office of the Secretary at One Moody Plaza, Galveston, Texas 77550.

Audit Committee

All of our independent directors serve on the Audit Committee, of which Arthur O. Dummer is Chairman. The Board has determined that Mr. Dummer is the financial expert on the Audit Committee, as defined by NASDAQ listing standards and by the Securities Exchange Act of 1934, as amended. The Audit Committee held eleven meetings during 2015. The Audit Committee is responsible for, among other matters, recommending the appointment of independent auditors for the Company, reviewing the activities and independence of such independent auditors, including the plan and scope of the audit and audit fees, monitoring the adequacy of the Company’s reporting and internal controls, reviewing related party transactions, recommending the inclusion of the Company’s audited financial statements in the Company’s Annual Report, meeting periodically with management and the Company’s independent auditors, and assisting the Board of Directors with oversight of the Company’s enterprise risk management program.

Board Compensation Committee

All of our independent directors serve on the Board Compensation Committee, of which E. J. Pederson is Chairman. The Board Compensation Committee makes recommendations as to the compensation of the Company’s executive officers. The committee conducts regular executive sessions with its independent consultant without management present. A description of the Company’s process and procedures for the consideration and determination of executive compensation is provided below in the Compensation Discussion and Analysis. The Board Compensation Committee held eight meetings during 2015.

Nominating Committee

James D. Yarbrough, Chairman, Arthur O. Dummer and E. J. Pederson are the current members of the Nominating Committee. The Nominating Committee recommends to the Board director nominees to be submitted for election at each Annual Meeting of Stockholders. The Nominating Committee held one meeting during 2015. After receiving the Nominating Committee’s recommendations, the full Board nominates the slate of directors to be presented to the Company’s stockholders at the Annual Meeting.

While there are no specific minimum qualifications that a potential nominee must possess, director nominees are evaluated based upon, among other things, their integrity, diversity of experience, business or other relevant experience, leadership, the ability to exercise sound judgment, satisfaction of applicable independence standards, civility, and ability to devote sufficient time to Board matters. The Board of Directors and the Nominating Committee believe that, based on their knowledge of the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee may (but is not required to) consider stockholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, stockholders should submit the recommendation to the Chairperson of the Nominating Committee in the manner described in the “Communications with the Board of Directors” section below.

In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. The Nominating Committee did not receive any stockholder recommendations for Board nominees to be considered at the Annual Meeting. As to potential new candidates, it is expected that the Board and the Nominating Committee would discuss among themselves and members of management their respective recommendations and any recommendations submitted by stockholders and evaluate the qualifications, experience and background of the potential candidates. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is valuable that Board members represent diverse experience and viewpoints.

Executive Committee

James E. Pozzi, Chairman, E. J. Pederson and James D. Yarbrough are the present members of the Executive Committee. The Executive Committee may act on behalf of the full Board of Directors, within certain limitations, between regular Board meetings. The Executive Committee held three meetings during 2015.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following are our executive officers, other than Mr. Pozzi, who is also a director nominee, their current ages, and their positions and offices for the past five years.

Name of Officer	Age	Position (Year Elected to Position)
David A. Behrens	53	Executive Vice President, Independent Marketing Group (1999)

John J. Dunn, Jr.	57	Executive Vice President, Chief Financial Officer (2010) & Treasurer (2011)

Johnny D. Johnson	63	Executive Vice President, Corporate Business Process Officer and Chief Information Officer (2013); Senior Vice President, Corporate Business Process Officer and Chief Information Officer (2012 - 2013); Senior Vice President, Corporate Chief Information Officer (2008 – 2012)

Gregory V. Ostergren	60	Executive Vice President, Director of Multiple Line (2000) and Chief Corporate Risk Officer (2015); President and Chief Executive Officer of American National Property and Casualty Company (1990)

James W. Pangburn	59	Executive Vice President, Credit Insurance Division (2014); Senior Vice President, Credit Insurance Division (2004 - 2014)

Hoyt J. Strickland	59	Executive Vice President, Career Sales and Service Division (2012); Senior Vice President, Career Sales and Service Division (2009 - 2012)

Timothy A. Walsh	54	Senior Vice President, Chief Operating Officer, Multiple Line (2015); President and Chief Executive Officer of Farm Family Casualty Insurance Company, Farm Family Life Insurance Company and United Farm Family Insurance Company (2003)

Frank V. Broll, Jr.	66	Senior Vice President & Actuary (2005)

William F. Carlton	57	Senior Vice President & Corporate Controller (2010)

There are no arrangements or understandings pursuant to which any officer was elected. All officers are elected annually by the Board of Directors and serve until their successors are elected and qualified, unless otherwise specified by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our executive officers included in the Summary Compensation Table, to whom we refer collectively as our “Named Executive Officers,” or “NEOs.” The NEOs for 2015 were:

•	Robert L. Moody, Sr., CEO until May 1, 2015 and Chairman of the Board until February 25, 2016

•	James E. Pozzi, President and CEO effective May 1, 2015

•	Gregory V. Ostergren, Executive Vice President, Director of Multiple Line and Chief Corporate Risk Officer

•	David A. Behrens, Executive Vice President, Independent Marketing Group

•	John J. Dunn, Jr., Executive Vice President, Chief Financial Officer and Treasurer

•	Timothy A. Walsh, Senior Vice President, Chief Operating Officer, Multiple Line

Our Board Compensation Committee (the “Committee”), comprised solely of independent directors, has oversight responsibility for our executive compensation program. The overall goal of the program is to retain and reward leaders who will help the Company create long-term value for our stockholders. With this goal in mind, our compensation program is designed to:

•	Attract and retain experienced, highly qualified individuals who are in a position to make significant contributions to our long-term success;

•	Drive exceptional performance and motivate our executive officers to achieve desired financial results; and

•	Align the interests of our executive officers with the long-term interests of our stockholders through the use of performance-based incentives and stock ownership guidelines.

We do not grant or maintain any severance or employment agreements. To help align the interests of our executive officers with those of our stockholders, we maintain stock ownership and retention guidelines and an incentive compensation clawback policy, both of which are described below. Further, our executive officers are prohibited from engaging in transactions involving puts, calls or short sales with respect to our stock.

The key components of the executive compensation program for 2015 included base salary, cash incentive awards and long-term equity-based incentive awards. The annual long-term incentive opportunities for our executives were based 100% on performance relative to a range of measures aligned with long-term stockholder value creation.

Stockholder Say-on-Pay Advisory Voting

At the 2016 Annual Meeting, stockholders will have an opportunity to approve, in a non-binding advisory vote, our executive compensation program for 2015 as disclosed in this proxy statement (Proposal 2 below). At the 2015 Annual Meeting, stockholders strongly approved our 2014 executive compensation program (over 82% of the votes cast).

Highlights of our Executive Compensation Program

The Committee viewed the say-on-pay vote at the 2015 Annual Meeting as a strong indication of support for our compensation policies and practices and, therefore, made only minor changes to the overall program for 2015.

•	Base Salaries in 2015. Effective May 1, 2015, the Committee increased Mr. Pozzi’s annual salary to $900,000 following his promotion to CEO and approved an annual salary of $150,000 for Mr. Moody as Chairman of the Board. In lieu of a previously approved discretionary annual ten percent supplemental contribution for Mr. Dunn and Mr. Behrens to the American National Family of Companies Executive Supplemental Savings Plan (discussed below in Retirement Benefits), and in response to competitive market base salary information provided to the Committee by its independent compensation consultant in early 2015, the Committee increased base salaries for these two officers by about 14%. The Committee increased the base salaries of Mr. Ostergren and Mr. Walsh by 6% and 3% respectively.

•	Annual Executive Incentive Compensation Plan (“EICP”). For 2015, the Committee approved slight increases to the annual performance-based incentive opportunities for the NEOs other than Mr. Moody to better align them with market practices. Each of their total target incentive award opportunities as a percentage of base salary were raised as follows: for Mr. Behrens, from 110% to 120%; for Mr. Ostergren, from 105% to 115%; for Mr. Dunn, from 100% to 110%; and for Mr. Walsh, from 90% to 100%. Similarly, while he was still serving as President and Chief Operating Officer, Mr. Pozzi’s total target incentive award opportunity as a percentage of base salary was raised from 140% to 150%. Threshold and maximum incentive award opportunities for these NEOs were increased in proportion to the increase in each NEO’s target opportunity. Following his promotion to CEO effective May 1, 2015, Mr. Pozzi’s total threshold and target incentive award opportunities were increased to 150% and 300% of base salary, respectively. For his service as CEO from January 1, 2015 to May 1, 2015, Mr. Moody’s target incentive award opportunity remained unchanged from the prior year, and his maximum award opportunity remained capped at 112.5% of the target award opportunity, well below the 150% of target award opportunity that applies to the other NEOs. The Committee did not provide an incentive compensation plan to Mr. Moody for his service as Chairman of the Board.

•	Long-Term Incentives. Long-term incentive awards are 100% performance-based and, for 2015, delivered in the form of restricted stock units (“RSUs”). The grant value of RSUs awarded was based on annual performance under the EICP, as described below. RSUs vest ratably over three years and do not convey any voting or dividend rights until such time as they vest and are converted into shares of Common Stock. Recipients may choose to have RSUs settled in cash upon vesting, after giving consideration to our stock ownership guidelines.

•	Stock Ownership and Retention Guidelines. In 2011, the Committee adopted stock ownership guidelines for our officers and directors in order to encourage ownership of our stock by these individuals and to further align their long-term goals and objectives with those of our stockholders. The stock ownership guidelines for our officers are based on a multiple of base salary, with each officer’s stock holdings based upon the greater of the market value or book value of such holdings. The guidelines for stock ownership as a multiple of base salary are: CEO—five times; President (non-CEO)—three times; other officers—one times. For those officers not currently meeting these guidelines, the Committee has recommended that they retain at least fifty percent of the after-tax value of all shares received as compensation, until such time as these individuals are in compliance with the guidelines.

•	Clawback Policy. At its February 22, 2012 meeting, the Committee adopted a formal clawback policy with respect to incentive awards to executive officers made after 2011. Under this policy, the Company is authorized to seek recovery of all or a portion of any incentive awards paid within three years of a financial statement that is found to be inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

•	2016 EICP Changes. The Committee has simplified the EICP for 2016 to include a common framework of performance metrics emphasizing key insurance industry performance indicators for all of the NEOs. Also for 2016, long-term incentives will no longer be awarded as a result of annual performance under the EICP. Instead, new performance-based long-term incentive awards (beginning with awards made in 2016) will be granted separately and tied to growth in Company book value over a three-year period. The annual short-term component will be based on premium growth, the combined ratio and return on equity from insurance operations, with an additional individual performance factor for business unit leaders. The Committee expects that the total annual and long-term 2016 target opportunity for EICP participants will generally approximate the former target cash and RSU award opportunity under the 2015 EICP. Under the long-term component of the 2016 EICP, participants may earn book value units based on book value growth per share over a three-year performance period. The number of book value units earned will be based on actual book value growth measured at the end of each three-year performance period. Book value units will vest ratably over the three-year performance period and will be settled entirely in cash at the end of such period.

Approach for Determining Form and Amount of Compensation

The Committee oversees the compensation policies and programs for our senior officers, including the NEOs, and our equity-based incentive compensation plans. The Committee has retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to assist the Committee in discharging its responsibilities. However, Committee decisions regarding the amount and form of compensation paid to our NEOs may reflect factors and considerations other than the information and advice provided by Cook & Co. The Committee also considers recommendations for executives other than the CEO from our Management Compensation Committee, which for 2015 was comprised of five of our most senior officers: James E. Pozzi, John J. Dunn, Jr., J.D. Johnson, Bruce M. LePard and Gregory V. Ostergren.

Role of Independent Compensation Consultant

During 2015, Cook & Co. performed the following services for the Committee:

•	Briefed the Committee on executive compensation trends among our peers and the broader insurance industry, recent developments related to our executive compensation program and practices, and regulatory changes;

•	Provided an annual evaluation of our executive compensation program compared to market practices and ongoing advice to the Committee as needed for periodic requests related to the determination of the amount and form of executive compensation, including incentive plan design and performance measures and goals; and

•	Provided an assessment of our compensation policies and practices to help the Committee determine whether the compensation program could encourage excessive risk taking that could be reasonably likely to have a material adverse effect on the Company as a whole.

Cook & Co. is independent of us and has no relationship with us other than assisting the Committee with its executive compensation governance responsibilities. The Committee has established procedures that it considers adequate to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by our management. These procedures include the following: a direct reporting relationship of the consultant to the Committee chairman; a provision in the Committee’s engagement letter with Cook & Co. specifying the information, data, and recommendations that can and cannot be shared with management; meeting with the consultant at least annually in executive session without management present; an annual update to the Committee on Cook & Co.’s financial relationship with us, including a summary of the work performed for us during the preceding twelve months; and an assessment and confirmation by the Committee of Cook & Co.’s independence from us. Additionally, Cook & Co. has no service lines other than executive compensation consulting, so the potential for any conflict of interest as a result of providing other services to us is nonexistent. With the consent of the Committee chair, Cook & Co. may, from time to time, contact our executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive.

How We Determine Each Element of Compensation

The compensation process for our NEOs and other executive officers begins with an annual evaluation by the Management Compensation Committee, which considers Company performance against the stated performance measures and goals for the year, each executive officer’s individual performance over the prior year, any changes in responsibilities, internal equity and consistency, the future potential of each executive officer, and market data from a range of industry and general market sources. The Management Compensation Committee formulates recommendations based on this process for all executive officers other than the members of such committee. After review and approval of the recommendations by the CEO, they are presented to the Committee for its consideration and evaluation. Recommendations to the Committee with respect to Mr. Dunn and Mr. Ostergren are made solely by the President. The Committee evaluates these recommendations and makes its own determination for the compensation of our President and CEO.

In determining the amounts of each element of compensation and the aggregate compensation for our NEOs, we review market practices as described under “Market Comparisons” below. We do not use any specific formulae or attempt to satisfy any specific ratio for compensation among our executive officers. We also do not generally target any particular allocation for base salary, annual incentive, or long-term equity awards as a percentage of total compensation. Target compensation levels are decided upon based on a review of relevant market practices; the responsibilities, past performance and future potential of each executive; internal equity considerations; each executive’s ability to impact financial and operational results; and the recommendations of the Committee’s independent compensation consultant.

Market Comparisons

During early 2015, Cook & Co. evaluated the total direct compensation (consisting of base salary, annual incentives, and long-term incentives) of our NEOs relative to market practices. The compensation of each of our NEOs was compared to that of individuals in comparable positions among a peer group of companies listed below, and to nationally published compensation survey data.

The peer group in place when 2015 compensation levels were set consisted of seventeen publicly traded companies in the insurance industry that compete with us for talent, face similar challenges in the financial services sector, and have senior executives with comparable responsibilities. As of the date of Cook & Co.’s report, the 2015 peer group revenues for the prior four quarters ranged from approximately $2.1 billion to $7.0 billion (median revenues of approximately $3.9 billion), and assets ranged from approximately $7.7 billion to $70.1 billion (median assets of approximately $22.1 billion). Our total revenues were approximately $3.0 billion in 2015, and our assets were approximately $23.7 billion at the end of 2015, placing us near the middle of the revenue range and in the top half of the asset range of the peer group. The peer group was comprised of the following companies:

W.R. Berkley Corporation	Cincinnati Financial Corporation
The Hanover Insurance Group, Inc.	HCC Insurance Holdings, Inc.
Allied World Assurance Company	Old Republic International Corporation
American Equity Investment Life Insurance Company	Protective Life Corporation
StanCorp Financial Group, Inc.	Torchmark Corporation
CNO Financial Group, Inc.	Kemper Corporation
White Mountains Insurance Group, Ltd.	American Financial Group, Inc.
Arch Capital Group, Ltd.	Markel Corporation
Symetra Financial Corporation

The published survey data covered a broader set of companies, including many if not all of the peer companies within the insurance industry. The specific surveys used for 2015 were:

•	Mercer Executive Benchmark Database (containing tabular data of insurance companies based on asset size);

•	Towers Watson Top Management Calculator (containing insurance industry data regressed to each executive’s individual job scope as measured in assets); and

•	LOMA’s Executive Compensation Survey Report (containing tabular insurance industry data).

Cook & Co.’s evaluation for 2015 was initially completed in February 2015, while Mr. Moody still served as our CEO and Mr. Pozzi served as our President and Chief Operating Officer. Cook & Co. found that the total direct compensation of Mr. Moody was at the top of the range of the peer group and survey data, commensurate with his substantial experience, long tenure with the Company and consistent performance, and that the total direct compensation for the other NEOs approximated the market 25th percentile, influenced by long-term incentive awards that lagged the market. Following consideration of the Cook & Co. study, the Committee increased the incentive opportunities of the NEOs other than Mr. Moody for 2015 and increased base salaries for certain of the NEOs, as described above in Highlights of our Executive Compensation Program.

After considering Cook & Co.’s report and the recommendations of the Management Compensation Committee, the Committee approved the 2015 compensation of the NEOs in February 2015, except that the Committee again considered Mr. Pozzi’s compensation following his promotion to CEO.

Determination of Mr. Pozzi’s Compensation as CEO

In the course of determining Mr. Pozzi’s compensation as CEO, the Committee again sought the advice of Cook & Co., who evaluated CEO compensation practices using the same methodology described above under Market Comparisons. In addition, given the importance of the determination of CEO pay to the Company’s stockholders, the Committee also engaged Towers Watson, a global risk management and human resources consulting firm, to conduct a compensation benchmarking review for the CEO position.

After carefully considering the input of Cook & Co. and Towers Watson, the Committee set Mr. Pozzi’s annual base salary as CEO at $900,000 and set his aggregate threshold and target incentive award opportunities under the 2015 EICP at 150% and 300% of base salary, respectively, effective as of May 1, 2015. The Committee believed that positioning Mr. Pozzi’s compensation at approximately the 25th percentile of market positioning for total direct compensation was appropriate for Mr. Pozzi as CEO, given his being new to the role and never having served as a CEO previously. In order to place greater emphasis on long-term incentives, which the Committee viewed as appropriate given the change in his role and which is supported by market data provided by the Committee’s consultants, the Committee set the targeted award mix for Mr. Pozzi’s revised EICP at 1/3 cash and 2/3 RSUs, rather than the 60%/40% split used for the other NEOs. For January 1 through April 30, while Mr. Pozzi still served as President and Chief Operating Officer, his salary earned was based on an annual base salary of $682,500, with aggregate threshold and target incentive award opportunities of 75% and 150% of base salary, respectively.

In retaining Towers Watson, the Committee considered that Company management had retained Towers Watson and certain of its affiliates to provide actuarial and related insurance consulting services to the Company and its subsidiaries, for which the Company paid $195,967 in 2015, not including amounts paid for services to the Committee, which totaled $35,037. The Committee, already having Cook & Co. as an independent compensation consultant, viewed Towers Watson as an additional source of information for its CEO pay determination.

Special Considerations for Pension-Related Amounts Reported in the Summary Compensation Table

It is important to note that the amounts reported in Column (e) (“Changes in Pension Value and Non-Qualified Deferred Compensation Earnings”) of the Summary Compensation Table below are not the result of any Committee decision to increase or decrease pay. Rather, such reported amounts are influenced by variable factors. First, for each of the NEOs, the amount reported includes the year-over-year change in accrued pension benefits, which varies annually based on interest rates, mortality factors, and the age of each individual. For 2014, for example, some of our NEOs, including Mr. Moody, experienced an increase in accrued pension benefits over the prior year as a result of the lower interest rate environment and the effect of such rates on the pension calculations. Also adding to the 2014 increase was the updating of mortality table assumptions to reflect a slightly longer life expectancy than in prior years. For 2013, on the other hand, two of the NEOs, including Mr. Moody, experienced a decrease in accrued pension benefits as a result of the effect of increased interest rates on the pension calculations.

Second, with respect to Mr. Moody, the amount reported in Column (e) includes in-service distributions from our non-qualified and qualified pension plans. Such in-service distributions are substantial, representing over 56% of the total 2015 compensation of Mr. Moody reported in the Summary Compensation Table. For 2013, however, such in-service distributions did not fully offset the overall decrease in his accrued pension benefits. The Committee considers such in-service payments to be distributions of benefits earned in prior years and, as such, does not consider such payments to be current year compensation for purposes of its evaluation of pay in relation to competitive market practices or the Committee’s pay for performance analysis. The Committee believes this distinction is critical to understanding Mr. Moody’s total compensation as reported in the Summary Compensation Table.

Elements of 2015 Compensation Provided to the NEOs

The following table lists the primary elements of our executive compensation program for 2015 and the primary purpose of each element. Additional explanation of each element is provided below.

Element	Purpose
Base Salary	Provides a fixed level of competitive compensation.

Annual Incentive Compensation (EICP)	Focuses executive attention on key financial and operational performance measures.

Long-Term Incentive Compensation, consisting of RSUs awarded under the EICP as a fixed percentage of any annual incentive compensation earned by achievement of performance objectives	Aligns executives’ interests with those of our stockholders and helps retain executive talent with deferred (three-year ratable) vesting of RSUs awarded.

Retirement Benefits, consisting of non-qualified deferred compensation plans, qualified and non-qualified Company pension plans (now frozen), and the Company’s 401(k) plan	Assists in providing for the long-term financial security and future well-being of our executives and their families.

Health and Welfare Benefits (consisting of basic and supplemental health insurance, disability protection, and life insurance)	Assists in providing for the current well-being and financial protection of our executives and their families.

Base Salary

Base salary is an important component of total compensation for our NEOs, and it is vital to our goal of recruiting and retaining executive officers with proven abilities. Base salaries are determined for each NEO based on abilities, qualifications, accomplishments, and prior work experience. Adjustments are considered annually based on current market data, the consistency of the executive officer’s individual performance over the prior year, changes in responsibilities, future potential and internal equity.

As stated above, for 2015, Mr. Moody’s compensation as Chairman of the Board was set at $150,000, and Mr. Pozzi’s base salary was increased from $682,500 to $900,000 effective upon his promotion to CEO. The Committee determined to discontinue a previously approved discretionary annual 10% supplemental contribution to the American National Family of Companies Executive Supplemental Savings Plan for Mr. Behrens and Mr. Dunn. In lieu of such contribution, and in response to competitive market data provided by Cook & Co., the Committee increased the base salaries of Mr. Behrens and Mr. Dunn by about 14%. Also in response to market data provided by Cook & Co., the Committee increased Mr. Ostergren’s and Mr. Walsh’s base salaries by 6% and 3%. Base salary changes at our Company typically take effect on May 1st.

Annual Incentive Compensation

Our NEOs participate in the EICP. Eligibility to participate in the EICP is determined by the Committee. Payouts are based on actual performance relative to predetermined performance objectives across a range of performance measures that an executive has the ability to impact. All incentive compensation is subject to review and approval by the Committee, both at the time of the setting of the performance objectives and at the time of payment of the award. In order to receive an incentive compensation award payout, an executive must be employed by us at the time of payout; provided, however, that in the event of death, disability or normal retirement after the age of 65 prior to such payout, the payout will be prorated for the portion of the calendar year up to the date of death, disability or retirement.

Incentive Opportunities: Annual incentive opportunities are expressed as a specified percentage of base salary. For each applicable performance measure, there are threshold, target and maximum levels of performance objectives. For each performance measure, the payout for threshold performance is equal to 50% of the target performance payout, and the payout for maximum performance is equal to 150% of the target performance payout. The earned percentage is prorated for performance between levels. For example, if performance is halfway between threshold and target levels, an NEO would receive his threshold award plus one-half of the additional award attributable to target level achievement for that measure.

The EICP total target annual and long-term incentive opportunity for Mr. Moody as CEO was 385% of base salary. In maintaining this target incentive level for the CEO, the Committee considered the peer group’s practices regarding the combined annual and long-term incentive awards for CEOs, noting that, according to Cook & Co.’s 2015 report, the median annual target bonus opportunity among the peer group was 100% of base salary and the median long-term incentive grant was 234% of base salary, with a long-term incentive opportunity of 487% of base salary at the 75th percentile. Thus, Cook & Co. advised the Committee that the CEO’s combined annual and long-term target incentive opportunity of 385% was consistent with the third quartile of the aggregate annual and long-term incentive opportunities among CEOs in our peer group. As in prior years, the Committee capped Mr. Moody’s maximum aggregate incentive award opportunity at 112.5% of his aggregate target incentive award, regardless of Company performance.

Incentive Payouts: For each of the NEOs, the total incentive for 2015 was paid out 60% in cash and 40% in RSUs up to his aggregate target award, except that for Mr. Pozzi as CEO, his award was paid out 1/3 in cash and 2/3 in RSUs. Any award in excess of the aggregate target award was paid entirely in RSUs, which vest ratably over three years. This limitation was intended to give executives an opportunity to earn above-target payouts for superior performance and also to enhance executive stock ownership and the long-term retention incentive provided through RSU awards. The executive bears the market risk of the value of our Common Stock from the time the RSUs are first awarded until the time the RSUs vest.

RSUs have no voting or dividend rights until they become vested and are converted into shares of our Common Stock. At the election of the recipient, RSUs may instead be converted into cash based on the market price of our Common Stock on the date of vesting. We believe this cash settlement option preserves the long-term incentive value of the RSU award and maintains the alignment of recipients’ interests with those of our stockholders, as the amount of cash to be received on vesting is tied to our stock price on the date of vesting. This cash option also helps to mitigate concerns of stockholder dilution resulting from annual equity grants under the EICP.

The aggregate annual incentive award earned for 2015 that was allocable to RSUs was divided by the market price of our Common Stock on the predetermined date of March 1, 2016 to set the number of RSUs awarded to each NEO. Fractional RSUs were not awarded, but were paid in cash. RSUs granted to our NEOs were subject to a three-year ratable vesting schedule. One-third of the RSUs granted for 2015 performance will vest on each of the first, second and third anniversaries of the grant date, provided the executive is employed on the vesting date. The employment service requirement will be waived in the event of death, disability or normal retirement after the age of 65, and RSUs will immediately vest upon any such event.

During 2015, Mr. Moody and Mr. Pozzi were eligible to receive quarterly incentive payments under the EICP. Because the potential incentive payout for these two NEOs constitutes a substantial portion of their compensation, the Committee decided to spread the payout throughout the year. Quarterly payments were based on the total incentive award projected for the year based on year-to-date performance following the end of each of the first three quarters of the year. The amount payable for any quarter was discounted by 20%, and then pro-rated by the percentage of the annual incentive to be paid in cash. Amounts paid in prior quarters were subtracted from payments due in subsequent quarters. The total cash incentive awards earned by Mr. Moody and Mr. Pozzi for 2015 performance were $1,644,435 and $752,237, respectively. Of these amounts, $924,000 and $354,374 were paid to Mr. Moody and Mr. Pozzi, respectively, for the first three quarters of 2015, and the remaining cash incentive payments of $720,435 and $397,863, respectively, were made in February 2016. For the 2016 EICP, the Committee discontinued the practice of quarterly incentive payments. Any incentive payments earned for 2016 will be payable at the same time for all executive officers employed at the time of payment.

Performance Measures: The Committee generally establishes specific performance measures and the corresponding levels of performance objectives for each of our NEOs after consideration of our annual corporate plan and after review of recommendations from the Management Compensation Committee. The specific performance measures and performance objectives for the 2015 EICP were approved in February 2015 and communicated to the NEOs in March 2015. We used the same performance measures for our NEOs in 2015 as in 2014, although the goals associated with those measures were adjusted to reflect changes in performance expectations.

Performance measures and goals are set with a level of stretch such that achieving target goals is not assured. NEOs are reasonably likely to meet some, but not all, threshold objectives. The Committee considers target objectives to be fairly aggressive. Maximum objectives are established at levels above the expected achievement associated with a particular performance measure. Achievement of an aggregate target payout generally means that the performance of the NEO and the Company has met yearly objectives established under the EICP.

Performance measures used in the 2015 EICP are listed and explained below. Specific performance measures and their relative weight are selected for each participant in the EICP based on the financial and operational measures that he has the ability to impact. Not all measures are used for every NEO, and many of the same measures are used for measuring the performance of EICP participants who are not NEOs.

1.	Consolidated Operating Revenues: This is total revenues less amounts reported as realized gains and losses.

2.	Five-Year Average Consolidated GAAP Operating Income (as a percentage of stockholders’ dividends): This is average consolidated GAAP operating income for the five-year period ending December 31, 2015 divided by stockholder dividends paid during 2015.

3.	Return on Equity from Insurance Lines (adjusted for unusual items): This is after-tax net gain from operations for the insurance lines (adjusted for unusual items) divided by the equity assigned to the insurance lines.

4.	Total Corporate Return on Equity: This is adjusted gain divided by total stockholder equity. Adjusted gain is consolidated net income adjusted for unusual items.

5.	Weighted Direct Earned Premium: This is the total weighted direct earned premium, which is premium income to us that is weighted in accordance with industry standards for measuring premium. Pursuant to such standards, recurring premiums are weighted at 100%; single life premiums, excess life premiums, and annuity deposits are weighted at 10%; and credit insurance premiums are weighted at 15% of the actual amount received. Direct earned premium refers to premium actually received.

6.	ML P&C Direct Written Premium: This is the total property and casualty direct written premium through our Multiple Line (“ML”) distribution channel.

7.	Total ML Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes for American National Property and Casualty Company and its subsidiaries, the Farm Family life and property and casualty companies and the ML distribution channel.

8.	CID P&C Gain from Operations before FIT: This is the GAAP gain from operations before federal income taxes attributable to sales through our Credit Insurance Division (“CID”).

9.	Total P&C Combined Ratio: This is the total combined ratio for our property and casualty insurance operations, excluding the impact of catastrophes, reinsurance reinstatement premiums, and CID property and casualty business. The combined ratio, an indication of underwriting profitability, measures incurred losses and operating expenses as a percentage of earned premium.

10.	Total ML Weighted Life Sales: This is the total ML annualized premium on paid life sales by our ML distribution channel, weighted in accordance with industry standards for measuring premium.

11.	Number of Multiple Line Exclusive Agents: This is the number of licensed, exclusive independent contractor agents within our ML marketing division.

12.	Combined IMG and Direct Marketing Weighted Life Sales: This is the annualized premium on paid life sales by our Independent Marketing Group (“IMG”) and Direct Marketing distribution channels, weighted in accordance with industry standards for measuring premium.

13.	IMG Annuity Statutory Reserves: This is IMG annuity statutory reserves plus IMG deposit-type liabilities.

14.	Combined IMG and Direct Marketing – Marketing Expense Ratio: This is the combined adjusted marketing expense of IMG and Direct Marketing as a percentage of the combined total target expense for these distribution channels.

15.	Combined IMG and Direct Marketing Gain from Operations before FIT: This is the combined IMG and Direct Marketing profit before federal income taxes.

16.	IMG Annuity Sales: This is the total collected annuity deposits from sales generated from IMG.

17.	Combined IMG and Direct Marketing Weighted Life Direct Earned Premium: This is combined life direct earned premium income to us generated from IMG and Direct Marketing, weighted in accordance with industry standards for measuring premium.

18.	Commercial Lines Combined Ratio (excluding catastrophes): This is the combined ratio for property and casualty commercial lines, excluding the impact of catastrophes, reinsurance reinstatement premiums and CID property and casualty business.

19.	Ag/Targeted Commercial Lines Direct Written P&C Premium: This is commercial lines direct written premium, excluding CID property and casualty business.

The tables below show the performance measures and their approximate relative weightings as a percentage of the total incentive opportunity for each NEO during 2015.

2015 Annual Incentive Performance Measures and Approximate Weightings

For Messrs. Moody, Pozzi and Dunn

Performance Measure	Moody	Pozzi	Dunn
Consolidated Operating Revenues	20%	21.25%	22.7%
Five-Year Average Consolidated GAAP Operating Income	20%	15%	9.2%
Return on Equity from Insurance Lines	20%	21.25%	22.7%
Total Corporate Return on Equity	20%	21.25%	22.7%
Weighted Direct Earned Premium	20%	21.25%	22.7%

2015 Annual Incentive Performance Measures and Approximate Weightings For

Messrs. Ostergren and Walsh

Performance Measure	Ostergren	Walsh
ML P&C Direct Written Premium	25%	10%
Total ML Gain from Operations before FIT	25%	25%
CID P&C Gain from Operations before FIT	10%	—
Total P&C Combined Ratio (excluding catastrophes)	10%	—
Five-Year Average Consolidated GAAP Operating Income	10%	10%
Total ML Weighted Life Sales	10%	10%
Number of Multiple Line Exclusive Agents	10%	10%
Commercial Lines Combined Ratio (excluding catastrophes)	—	20%
Ag/Targeted Commercial Lines Direct Written P&C Premium	—	15%

2015 Annual Incentive Performance Measures and Approximate Weightings For Mr. Behrens

Performance Measure
Combined IMG & Direct Marketing Weighted Life Sales	20%
IMG Annuity Statutory Reserves	10%
Combined IMG & Direct Marketing—Marketing Expense Ratio	25%
Combined IMG & Direct Marketing Gain from Operations before FIT	25%
IMG Annuity Sales	10%
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	10%

The table below shows each performance measure and the threshold, target and maximum goals associated with each, along with actual 2015 performance with respect to each performance measure. Information regarding our performance measures is provided in the limited context of our EICP and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Performance Measure	Threshold	Target	Maximum	2015 Actual
Consolidated Operating Revenues	$2.82 billion	$2.92 billion	$3.02 billion	$3.02 billion
Five-Year Average Consolidated GAAP Operating Income	125% of stockholders’ dividend	150% of stockholders’ dividend	175% of stockholders’ dividend	212% of stockholders’ dividend
Return on Equity from Insurance Lines	6.5%	7.5%	8.5%	6.65%
Total Corporate Return on Equity	4.5%	5.5%	6.5%	3.05%
Weighted Direct Earned Premium	$2.02 billion	$2.07 billion	$2.12 billion	$2.10 billion
ML P&C Direct Written Premium	$1.105 billion	$1.139 billion	$1.173 billion	$1.121 billion
Total ML Gain from Operations before FIT	$62.0 million	$81.0 million	$100.0 million	$80.2 million
CID P&C Gain from Operations before FIT	$12.0 million	$15.3 million	$18.6 million	$7.2 million
Total P&C Combined Ratio	92.5%	91.2%	89.9%	92.7%
Total ML Weighted Life Sales	$20.0 million	$20.6 million	$21.2 million	$23.7 million
Number of Multiple Line Exclusive Agents	1,422	1,461	1,500	1,427
Combined IMG and Direct Marketing Weighted Life Sales	$33.0 million	$36.0 million	$39.0 million	$38.0 million
IMG Annuity Statutory Reserves	$8.65 billion	$8.80 billion	$8.95 billion	$9.31 billion
Combined IMG & Direct Marketing —Marketing Expense Ratio	196%	181%	166%	151%
Combined IMG & Direct Marketing Gain from Operations before FIT	$54.0 million	$64.0 million	$74.0 million	$73.8 million
IMG Annuity Sales	$625.0 million	$700.0 million	$775.0 million	$1,106.7 million
Combined IMG & Direct Marketing Weighted Life Direct Earned Premium	$197.0 million	$203.0 million	$209.0 million	$215.4 million
Commercial Lines Combined Ratio	97.2%	95.2%	93.2%	94.1%
Ag/Targeted Commercial Lines Direct Written P&C Premium	$375.0 million	$390.0 million	$405.0 million	$397.7 million

An NEO’s aggregate incentive opportunity is equal to the sum of the incentive opportunities tied to the specific performance measures applicable to that individual. As noted above, incentive opportunities are expressed as a percentage of base salary.

Following the completion of the 2015 performance year, the Committee assessed the performance of the NEOs against the objectives established at the beginning of the year to determine the aggregate incentive award payable to each. The actual aggregate EICP awards earned for 2015 by the NEOs ranged from 35.6% to 137.7% of their respective EICP target opportunities. For each NEO other than Mr. Pozzi, 60% of such awards were settled in cash and 40% in RSUs with a three-year vesting schedule, up to the aggregate target award level. For Mr. Pozzi’s incentive award earned as CEO, 1/3 of such award was settled in cash and 2/3 in RSUs. The excess of each NEO’s EICP award over his aggregate target award was paid entirely in RSUs.

The following table shows how each NEO performed relative to his aggregate threshold and target award opportunities under the 2015 EICP. For Mr. Pozzi, the table reflects his base salary and incentive award opportunities as CEO.

2015 Potential Aggregate Incentive Opportunities

for the NEOs Compared to Actual Aggregate Incentive Award Earned

Name	Threshold		Target		Actual Aggregate Incentive Award Earned*
	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount	As a % of Salary	As $ Amount	As a % of Target EICP
Robert L. Moody, Sr.*	192.5%	$3,850,000	385%	$7,700,000	137.0%	$2,740,725	35.6%
James E. Pozzi	150%	$1,350,000	300%	$2,700,000	222.8%	$2,005,412	74.3%
Gregory V. Ostergren	57.5%	$341,377	115%	$682,754	89.0%	$528,352	77.4%
David A. Behrens	60%	$324,532	120%	$649,064	165.3%	$894,026	137.7%
John J. Dunn, Jr.	55%	$244,279	110%	$488,557	92.2%	$409,376	83.8%
Timothy A. Walsh	50%	$204,125	100%	$408,250	115.0%	$469,652	115.0%

*	The threshold and target award opportunities shown for Mr. Moody are based on his annual salary at the grant date in February 2015, while he was still CEO. The percentages of the actual aggregate incentive award earned by Mr. Moody are based on the portion of such salary actually earned through May 1, 2015, when Mr. Moody’s service as CEO ended.

The following table shows the portion of the actual aggregate incentive award paid in cash, the portion converted to RSUs, and the number of RSUs issued pursuant to the 2015 EICP. These awards were made effective March 1, 2016 based on a stock price of $103.62 per share, the closing price of our Common Stock on such date:

Name	Total 2015 EICP Award Earned	Paid in Cash		Converted to RSUs		Number of RSUs Awarded
Robert L. Moody, Sr.	$2,740,725	$1,644,435	(60.0%)	$1,096,290	(40.0%)	10,579
James E. Pozzi	$2,005,412	$752,237	(37.5%)	$1,253,175	(62.5%)	12,093
Gregory V. Ostergren	$528,352	$317,011	(60.0%)	$211,341	(40.0%)	2,039
David A. Behrens	$894,026	$366,279	(41.0%)	$527,747	(59.0%)	5,093
John J. Dunn, Jr.	$409,376	$245,626	(60.0%)	$163,750	(40.0%)	1,580
Timothy A. Walsh	$469,652	$251,768	(53.6%)	$217,884	(46.4%)	2,102

Long-Term Incentive Compensation

The American National Insurance Company 1999 Stock and Incentive Plan (the “1999 Plan”) is administered by the Committee. Until 2010, we made grants only of restricted stock and freestanding stock appreciation rights under the 1999 Plan. For the EICPs in effect from 2010 through 2015, performance-based grants of RSUs have been made under the 1999 Plan based on the achievement of performance objectives under the EICP. For the 2015 EICP, the number of RSUs issued to the NEOs in accordance with the satisfaction of applicable performance measures under such plan is shown in the table immediately above.

As noted above in 2016 EICP Changes, the Company is transitioning the long-term incentive from RSUs to book value units. Book value units will be awarded annually, with the ultimate cash payout of each award contingent on the Company’s book value growth over a three-year performance period. We believe that providing long-term incentive opportunities on an annual basis provides stronger retention incentives for our executive officers and helps improve our competitive positioning with respect to long-term incentive compensation.

Retirement Benefits

We maintain Company-sponsored retirement and deferred compensation plans for the benefit of our salaried employees, including our NEOs. These benefits are designed to assist in providing for the long-term financial security of these employees and their families. Like all of our salaried employees, our NEOs are eligible to participate in our 401(k) Savings Plan, which is a Company-wide, tax-qualified retirement plan. The intent of the plan is to provide all salaried employees with a tax-advantaged savings opportunity for retirement. We make an annual matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation, and a non-elective contribution for all participants employed as of the last day of the plan year equal to two percent of his or her compensation for the year. As required, eligible pay under this plan is capped at annual limits established under the Internal Revenue Code of 1986, as amended (the “Code”).

Because eligible pay under the 401(k) Savings Plan is capped under the Code, we have offered additional means for certain employees to save for retirement. Prior to 2014, we offered a qualified defined benefit pension plan and two non-qualified defined benefit pension plans. The general purpose of the non-qualified defined benefit pension plans was to restore curtailments of benefits under the qualified plan required to comply with covered compensation limits under the Code. Each of these plans, and the benefits provided under each to the NEOs, is further discussed below in connection with the Pension Benefits table.

In July 2013, management recommended and the Committee approved that we shift our retirement benefits from defined benefit pension plans to contributory defined contribution plans. In accordance with this recommendation, we amended our qualified and non-qualified defined benefit pension plans effective December 31, 2013 to freeze participation and future benefit accruals, with no additional years of service credit or salary increase credit thereafter. Benefits earned by eligible employees prior to such date are not affected, including any such benefits earned by eligible employees who are not vested as of such date but become fully vested thereafter. All employees were affected by these amendments, including the NEOs.

In connection with the freezing of the defined benefit pension plans, we adopted the American National Family of Companies Executive Supplemental Savings Plan (the “Executive Plan”), an unfunded nonqualified deferred compensation plan, effective January 1, 2014. The Executive Plan permits certain executives and highly compensated employees to defer a portion of their compensation that they would otherwise receive and permits us to match such elective deferrals in the same manner as would be permitted under our qualified 401(k) Savings Plan in the absence of limitations imposed by the Code. The Executive Plan includes both employee deferral and Company contribution components. All of the NEOs participate in the Executive Plan.

Pursuant to the Executive Plan, participants may elect to defer a portion of their annual salary and certain performance-based compensation and bonuses. During each plan year, we will make a matching contribution equal to 100% of each participant’s deferral, up to four percent of his or her compensation in excess of the compensation cap under the 401(k) Savings Plan for that year. In addition, we will make a non-elective contribution to the Executive Plan on behalf of each participant equal to two percent of his or her compensation in excess of such cap, provided the participant is employed on the last day of the year (subject to certain exceptions under the Code). For 2015, we contributed an additional amount to the Executive Plan on behalf of participants in the plan who received a lesser matching or non-elective contribution under the 401(k) Savings Plan because of the reduction in compensation considered under the 401(k) Savings Plan as a result of his or her Executive Plan deferral.

Executive Plan participant deferrals and Company contribution amounts are held in a grantor (rabbi) trust subject to the claims of the creditors of the participant’s employer and are deemed invested in the particular investment options selected by each participant. Participants vest in Company contributions after completing three years of service. Executive Plan participants may elect whether they will receive a distribution of their plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in five or ten annual installments. As a result of certain restrictions under the Code, most participants (including all of the NEOs) may not actually receive or commence their benefits until six months after termination of employment.

Compensation for purposes of computing the Company’s contributions to an NEO’s Executive Plan account consisted of each participant’s W-2 compensation and amounts not included in income due to a salary reduction agreement, such as for 401(k) Savings Plan contributions. Compensation does not include the value of fringe benefits, welfare benefits or any amounts includable in income due to restricted stock, RSUs, stock appreciation rights or holiday bonuses. In addition, in determining the amount of the Company matching and non-elective contribution to the Executive Plan, the participant’s compensation is determined before any deferral made under that plan.

The Executive Plan provides that the Company may make discretionary, supplemental contributions from time to time. During 2014, the Committee approved certain supplemental annual contributions to the Executive Plan for four key executives, three of whom are NEOs. The purpose of these supplemental contributions was to provide an additional retention incentive for these executives and to minimize the impact of the freezing of the defined benefit pension plan on them. The Committee approved an annual supplemental contribution for Mr. Pozzi of twenty percent of base salary, until the end of the last calendar year in which he reaches age seventy, and annual ten percent supplemental contributions for Mr. Dunn and Mr. Behrens, until the end of the last calendar year in which each reaches age sixty-five. The Committee discontinued these discretionary annual contributions during 2015 and increased the base salaries of Mr. Dunn and Mr. Behrens by about fourteen percent in lieu of such contributions. The Committee also took into consideration the discontinuance of this supplemental contribution when determining Mr. Pozzi’s base salary as CEO.

Other Benefits

Basic health benefits, disability protection, life insurance and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Each of our NEOs, as well as all of our officers at the parent company of the level of vice president and above, participates in our Merit Plan, a medical plan that supplements our core medical insurance plan. The Merit Plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses that are not covered by the core medical insurance plan. Benefits under the Merit Plan are taxable to the recipient only to the extent any such benefits are provided for medical expenses that would not be deductible by the recipient for federal income tax purposes.

Perquisites

During 2015, perquisites to our NEOs included benefits under the Merit Plan discussed immediately above; a company car for Mr. Pozzi; a Company-employed driver for Mr. Moody; club membership for Mr. Behrens; moving expenses for Mr. Walsh; payment of certain life insurance premiums; and guest travel, lodging, leisure activities, and food and beverage at our business conferences and other events. The perquisites and benefits provided to each NEO during 2015 are included in the “All Other Compensation” column of the Summary Compensation Table and are reported in further detail in the “All Other Compensation Table—NEOs.”

Consideration of Risks from Compensation Policies and Practices

In early 2016, at the request of the Committee, Cook & Co. performed a review of our compensation policies and practices to determine whether those programs encourage excessive risk taking that is reasonably likely to have a material adverse effect on the Company as a whole. Based on this review, the Committee concluded that our compensation programs do not present any such material adverse risk. In reaching its conclusion, the Committee considered several features of our compensation programs that were cited by Cook and Co. as discouraging excessive or unnecessary risk taking. Among such features are the following:

•	appropriate pay philosophy, peer group for comparison purposes, market comparability data, and market positioning to support core business objectives;

•	conservative overall pay positioning of total direct compensation for most executive positions;

•	prior to the 2016 EICP, payment of 40% (2/3 in the case of Mr. Pozzi as CEO) of any annual incentive awards earned in RSUs with three-year vesting;

•	effective balance in: (i) short- and long-term performance focus; (ii) corporate, business unit, and individual performance focus and measurement; and (iii) financial and non-financial performance measurements used that are well balanced between growth, profitability, return on capital, and other relevant measures in the industry;

•	conservative targets on short-term incentive opportunity with reasonable caps;

•	the adoption of stock ownership guidelines and an incentive compensation clawback policy for executive officers; and

•	independent Committee oversight.

COMPENSATION COMMITTEE REPORT

The Board Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Board Compensation Committee, the Board Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K (incorporated by reference) and in this proxy statement to be delivered to stockholders.

Submitted by the Board Compensation Committee:

E. J. Pederson, Chairman
William C. Ansell
Arthur O. Dummer
James P. Payne
James D. Yarbrough

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to or earned by the Named Executive Officers (“NEOs”) for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary (a)			Bonus (b)		Stock Awards (c)		Non-Equity Incentive Compensation (d)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (e)			All Other Compensation (f)		Total
Robert L. Moody, Sr., Chairman Emeritus (Chief Executive Officer until May 1, 2015)	2015 2014 2013	$ $ $	839,423 2,000,000 2,000,000		$ $ $	172 172 172	$ $ $	1,539,977 1,539,943 1,154,997	$ $ $	1,644,528 4,620,000 5,390,000	$ $ $	5,807,769 4,623,269 0	(1) (1)	$ $ $	383,594 452,436 331,221	$ $ $	10,215,463 13,235,820 8,876,390	(2) (2)
James E. Pozzi,(3)
President and Chief Executive Officer, Chairman of the Board	2015 2014 2013	$ $ $	866,889 671,667 650,000		$ $ $	172 138 138	$ $ $	899,944 188,022 959,698	$ $ $	752,237 564,200 468,000	$ $ $	561,426 898,489 545,565		$ $ $	373,745 362,678 74,678	$ $ $	3,454,413 2,685,194 2,698,079
Gregory V. Ostergren, Executive Vice President, Director of Multiple Line	2015 2014 2013	$ $ $	584,868 540,094 540,094	(4)	$ $ $	150 150 350	$ $ $	124,183 117,514 108,017	$ $ $	317,011 397,573 324,056	$ $ $	228,747 621,871 0		$ $ $	85,266 81,982 42,017	$ $ $	1,340,225 1,759,184 1,014,534
David A. Behrens, Executive Vice President, Independent Marketing Group	2015 2014 2013	$ $ $	508,721 470,475 457,500		$ $ $	138 138 138	$ $ $	104,503 103,435 96,042	$ $ $	366,279 310,513 288,225	$ $ $	64,380 383,530 36,446		$ $ $	133,841 134,307 23,091	$ $ $	1,177,862 1,402,398 901,442
John J. Dunn, Jr., Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	$ $ $	417,730 386,325 377,500		$ $ $	138 138 138	$ $ $	85,771 77,207 75,467	$ $ $	245,626 231,795 226,500	$ $ $	15,166 55,980 54,398		$ $ $	117,570 113,215 20,725	$ $ $	882,001 864,660 754,728
Timothy A. Walsh, Senior Vice President, Chief Operating Officer, Multiple Line	2015 2014 2013	$ $ $	403,911 396,250 396,250		$ $ $	148 159 159	$ $ $	79,246 79,137 79,245	$ $ $	251,768 214,007 202,182	$ $ $	0 5,815 0		$ $ $	104,945 37,571 23,546	$ $ $	840,018 732,939 701,382

(1)	Includes in-service distributions from our non-qualified and qualified pension plans in the amount of $6,668,178 for 2015 and $6,668,278 for 2014. The Committee considers such in-service payments to be distributions of benefits earned in prior years and, as such, does not consider such payments to be current year compensation for purposes of its evaluation of CEO pay in relation to competitive market practices or the Committee’s pay for performance analysis. See “Column (e)—Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for further information.
(2)	Excluding the effect of in-service distributions of pension benefits, Mr. Moody’s total compensation for 2015 and 2014 was $3,547,285 and $6,567,542, respectively.
(3)	Mr. Pozzi began serving as our President and Chief Executive Officer on May 1, 2015. Prior to such promotion, Mr. Pozzi served as our President and Chief Operating Officer. Mr. Pozzi began serving as Chairman of the Board on February 25, 2016, at which time Mr. Moody began serving as Chairman Emeritus.
(4)	Includes $20,000 that was separately paid to Mr. Ostergren in prior years for his service as Chairman of the Board of the Farm Family insurance company subsidiaries. For 2014 and 2013, such amount is included in Column (f) above. As such, the Committee does not consider this amount an increase to Mr. Ostergren’s 2015 compensation.

Column (a)—Salary. These amounts represent base salary paid during 2015, including any amount of base salary the NEO may have contributed to our 401(k) plan and to the Executive Plan. Any base salary changes at our Company typically take effect on May 1. Base salary amounts shown in the table as paid for 2015, for example, include four months (January through April) of amounts paid based on 2014 approved salaries and eight months based on 2015 approved salaries.

Column (b)—Bonus. These amounts reflect an annual holiday bonus and, for Mr. Ostergren in 2013, an employee health and wellness bonus paid by a Company subsidiary.

Column (c)—Stock Awards. The values shown for each NEO represent the grant date fair value of conditional performance-based restricted stock units granted under the EICP during 2013, 2014 and 2015, but not issued until 2014, 2015 and 2016, respectively, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For this purpose, the probable outcome is based on achievement at threshold performance levels (as discussed in the Compensation Discussion and Analysis above), calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based on a closing stock price at the grant dates of February 28, 2013, February 27, 2014, and February 17, 2015 of $80.37, $113.54 and $105.24, respectively. The amounts in the table do not correspond to the actual value that is ultimately recognized by the NEOs. See the Grants of Plan-Based Awards table below for further information on these performance-based restricted stock units. For Mr. Pozzi, the 2013 row of this column also includes a grant date fair value of $803,700 for 10,000 shares of restricted stock awarded to him on February 28, 2013, with an effective date of March 1, 2013. These restricted shares will vest on March 1, 2023, assuming Mr. Pozzi’s continued employment at such time, or upon his earlier death, disability or retirement.

Column (d)—Non-Equity Incentive Plan Compensation. These amounts show the annual incentives paid in cash under the EICP for 2015, 2014 and 2013 performance. The amounts for 2015 are further described in the Compensation Discussion and Analysis section above and in the Grants of Plan-Based Awards table below. For Mr. Ostergren, the amount shown in this column for 2014 includes a one-time payment in the amount of $44,714, reflecting a determination by the Board Compensation Committee that his base salary in 2011, 2012 and 2013 for EICP purposes should have included the $20,000 annual compensation he received separately as Chairman of the Board of the Farm Family insurance companies.

Column (e)—Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the increase, if any, in the present value of each NEO’s benefits under our tax-qualified pension plan and nonqualified pension plans for the years shown. As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these plans were frozen effective December 31, 2013. For 2015 and 2014, some of our NEOs, including Mr. Moody, experienced an increase in accrued pension benefits greater than in other years as a result of the lower interest rate environment and the effect of such rates on the pension calculations. Conversely, for 2013, Mr. Moody and Mr. Ostergren experienced decreases in their accrued pension benefits of $301,918 and $163,048, respectively, as a result of the effect of increased interest rates on the pension calculations. The interest rates and mortality rates used in this calculation are determined by the plans’ enrolled actuary. The mortality table assumption used to calculate the present values of pension benefits was updated in 2015 and reflects a longer life expectancy than that used in prior years, which added to the increase in present value for 2015. The 2013 decrease in accrued pension benefits for Mr. Moody includes the effect of in-service distributions totaling $6,669,669 from the Company’s non-qualified and qualified pension plans, which partially offset the decrease in pension value. The Pension Benefits Table below has more information. No part of any change in accrued benefits reported in the Summary Compensation Table is the result of a decision to increase or decrease pay.

The Company does not pay above-market earnings on deferred compensation; therefore, no amounts are reported in this column for deferred compensation.

Column (f)—All Other Compensation. Amounts included in this column for 2015 are further detailed in the table that follows.

All Other Compensation Table—NEOs—2015

Name	Restricted Stock Dividends	Group Life Insurance Premium(1)	Company Contributions to Defined Contribution Plans(2)	Perquisites		Total
Robert L. Moody, Sr.	$195,500	$1,236	$72,230	$114,628	(3)(4)	$383,594
James E. Pozzi	$31,400	$3,048	$277,442	$61,855	(3)(5)(6)	$373,745
Gregory V. Ostergren	$0	$1,584	$58,952	$24,730	(3)(5)	$85,266
David A. Behrens	$0	$1,584	$106,738	$25,519	(3)(5)(7)	$133,841
John J. Dunn, Jr.	$0	$1,032	$85,314	$31,224	(3)(5)	$117,570
Timothy A. Walsh	$0	$552	$39,914	$64,479	(3)(5)(8)	$104,945

(1)	Represents imputed income from group life insurance premiums paid by the Company.
(2)	Primarily represents Company contributions to the Executive Plan, discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above. For each of the NEOs other than Mr. Moody, $15,900 of such amount represents Company contributions to our 401(k) Plan. For Mr. Moody, $5,300 of such amount represents a Company contribution to our 401(k) Plan. Executive Plan amounts are further described in the “Nonqualified Deferred Compensation Plans – Executive Plan” table below.
(3)	Includes our Merit Plan benefit, described in “Other Benefits” above. The Merit Plan is underwritten by National Western Life Insurance Company, of which Robert L. Moody, Sr. is Chairman of the Board, Chief Executive Officer, and the controlling stockholder. Total premium and fees paid to National Western Life Insurance Company for all Merit Plan participants in 2015 was $1,877,466. There is no individual underwriting or premium assessed in connection with the Merit Plan. The amount included in the table for this benefit ($20,994) is the average cost of the benefit for all Merit Plan participants.
(4)	Includes $93,634 for a Company-employed driver used by Mr. Moody for personal and business transportation.
(5)	Includes guest travel, lodging, leisure activities, and/or food and beverage at our business conferences or other events.
(6)	Includes use of company car.
(7)	Includes membership in a country club owned by a Company subsidiary.
(8)	Includes moving expenses of $25,000 and a related tax reimbursement of $14,664.

GRANTS OF PLAN-BASED AWARDS

The following table has information about 2015 awards made under the EICP. Please see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis above for a more complete description of the EICP.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(h)	Grant Date Fair Value of Stock Awards (i)
	(a)	Threshold (b)	Target (c)	Maximum (d)	Threshold (e)	Target (f)	Maximum (g)
Robert L. Moody, Sr.	2/17/15	$2,310,000	$4,620,000	$4,620,000	$1,540,000	$3,080,000	$4,042,500	38,591	$1,539,977
James E. Pozzi	7/28/15	$449,955	$899,910	$899,910	$900,045	$1,800,090	$3,150,090	7,113	$899,944
Gregory V. Ostergren	2/17/15	$186,332	$372,665	$372,665	$124,222	$248,443	$558,997	3,240	$124,183
David A. Behrens	2/17/15	$156,779	$313,558	$313,558	$104,519	$209,039	$470,337	4,115	$104,503
John J. Dunn, Jr.	2/17/15	$128,737	$257,474	$257,474	$85,825	$171,650	$386,212	2,902	$85,771
Timothy A. Walsh	2/17/15	$118,875	$237,750	$237,750	$79,250	$158,500	$356,625	2,330	$79,246

Column (a)—Grant Date. This is the date the award opportunity was approved by the Board Compensation Committee. For Mr. Pozzi, the date shown is when the Board Compensation Committee approved his incentive award opportunity as CEO.

Column (b)-(d)—Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. These columns include the threshold and target cash award opportunities for each NEO under the 2015 EICP that related to 2015 performance targets, based on annual salaries in effect on the grant date. Under this program, each NEO received an annual incentive award payable in a combination of cash and RSUs, with final payouts based on actual performance relative to predetermined performance objectives across a range of performance measures. Annual incentive opportunities were based on a percentage of base salary. For each applicable performance measure, there were three levels of performance objectives, with increased incentive opportunities associated with each level. Once a threshold performance objective was reached, the actual amount of the award was prorated toward each subsequent performance objective. For each NEO, the annual incentive award was paid out 60% in cash (1/3 for Mr. Pozzi as CEO), except that the entire portion of the award, if any, in excess of his aggregate target opportunity was paid in RSUs. The annual incentive award for Mr. Moody was capped at 112.5% of his aggregate target opportunity. Cash incentive awards actually earned by the NEOs under the 2015 Executive Annual Incentive Compensation Program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Column (e)-(g)—Estimated Possible Payouts Under Equity Incentive Plan Awards. These columns include the dollar value of threshold and target RSU award opportunities for each NEO under the 2015 EICP, based on annual salaries in effect on the grant date. The actual number of RSUs awarded for 2015 performance equals the aggregate annual incentive award earned for 2015 that was allocable to RSUs divided by the closing price of our Common Stock on March 1, 2016. For each NEO, the annual incentive award earned was paid out 40% in RSUs (2/3 for Mr. Pozzi as CEO), except that the entire portion of the award, if any, in excess of the aggregate target opportunity is paid in RSUs. The remainder of the incentive award is paid in cash. The number of RSUs actually awarded to the NEOs for 2015 performance is disclosed in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis above.

Column (h)—All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of RSUs issued to the NEOs in 2015 for 2014 performance attained under the 2014 EICP. Such RSUs vest annually in equal amounts over three years beginning March 1, 2016.

Column (i)—Grant Date Fair Value of Stock Awards. These amounts represent the grant date fair value of conditional performance-based RSU awards granted during 2015, but not issued until 2016, based on the probable outcome (as of the grant date) of the performance based conditions applicable to the awards. For information regarding the calculation of the grant date fair values shown, please see the notes to Column (c) of the Summary Compensation Table above. The grant date fair value of the RSU awards based on maximum performance across all applicable performance measures is as follows: For Mr. Moody, $4,042,479; for Mr. Pozzi, $3,150,014; for Mr. Ostergren, $558,930; for Mr. Behrens, $470,318; for Mr. Dunn, $386,126; and for Mr. Walsh, $356,553.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table has information about each Named Executive Officer’s outstanding equity awards at December 31, 2015, which consist of restricted stock, RSUs and stock appreciation rights (“SARs”). An SAR gives its owner the right to exercise the SAR and receive, at such time, a cash amount equal in value to the excess, if any, of the then fair market value of one share of our Common Stock over an amount (the “exercise price”) specified in the owner’s SAR agreement. SARs vest 20% per year over a five-year period beginning the first anniversary date of the grant. No SARs were awarded to our NEOs in 2013, 2014 or 2015.

	SAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (a)		Number of Securities Underlying Unexercised SARs Unexercisable (b)	SAR Exercise Price (c)	SAR Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (e)		Market Value of Shares or Units of Stock That Have Not Vested* (f)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (g)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (h)
Robert L. Moody, Sr.	—		—	—	—	50,000 9,618 19,223 38,591	[1] [2] [3] [4]	$ $ $ $	5,113,500 983,633 1,965,936 3,946,702	30,116	[5]	$3,079,963	[6]
James E. Pozzi	4,200	[7]	0	$116.48	5/1/2018	2,120 10,000 3,783 7,113	[2] [8] [3] [4]	$ $ $ $	216,812 1,022,700 386,887 727,447	17,601	[5]	$1,800,054	[6]
Gregory V. Ostergren	3,000	[7]	0	$116.48	5/1/2018	616 2,136 3,240	[2] [3] [4]	$ $ $	62,998 218,449 331,355	2,429	[5]	$248,414	[6]
David A. Behrens	1,000	[7]	0	$116.48	5/1/2018	1,577 2,113 4,115	[2] [3] [4]	$ $ $	161,280 216,097 420,841	2,043	[5]	$208,938	[6]
John J. Dunn, Jr.	—		—	—	—	1,078 1,815 2,902	[2] [3] [4]	$ $ $	110,247 185,620 296,788	1,678	[5]	$171,609	[6]
Timothy A. Walsh	1,800	[7]	0	$116.48	5/1/2018	378 1,498 2,330	[2] [3] [4]	$ $ $	38,658 153,200 238,289	1,549	[5]	$158,416	[6]

*	Based on an assumed stock price of $102.27, which was the closing price of our Common Stock on December 31, 2015.
[1]	Restrictions with respect to these shares of restricted stock lapse on May 1, 2018.
[2]	These RSUs vest on March 1, 2016.
[3]	These RSUs vest in two equal annual installments beginning on March 1, 2016.
[4]	These RSUs vest in three substantially equal annual installments beginning on March 1, 2016.
[5]	This number represents the number of conditional performance-based RSUs awarded to each NEO under the 2015 EICP, assuming performance at target levels and a stock price of $102.27, the closing price of our Common Stock on December 31, 2015. These amounts do not correspond to the actual number of RSUs issued to the NEOs for 2015 performance. The actual number of RSUs issued to the NEOs in March 2016 were as follows: Mr. Moody – 10,579 RSUs; Mr. Pozzi – 12,093 RSUs; Mr. Ostergren – 2,039 RSUs; Mr. Behrens – 5,093 RSUs; Mr. Dunn – 1,580 RSUs; and Mr. Walsh – 2,102 RSUs.
[6]	The dollar amount shown is determined by multiplying the applicable number of RSUs shown in column (g) by $102.27, the closing price of our Common Stock on December 31, 2015.
[7]	These SARs became exercisable in five equal annual installments beginning May 1, 2009, and SARs expire five years from the date they become exercisable. The expiration date in column (d) represents the expiration of the final SARs to become exercisable under the particular award shown.
[8]	Restrictions with respect to these shares of restricted stock lapse March 1, 2023.

SAR EXERCISES AND RSUs VESTED

The following table provides information about RSUs that vested during 2015. None of the Named Executive Officers exercised any SARs during 2015.

	RSUs Vested
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert L. Moody, Sr.*	29,971	$3,139,462
James E. Pozzi*	5,154	$539,882
Gregory V. Ostergren	1,962	$205,520
David A. Behrens*	3,445	$360,864
John J. Dunn, Jr.	2,865	$300,109
Timothy A. Walsh	1,415	$148,221

*	These individuals elected to settle their vesting RSUs in cash rather than shares.

The number of shares shown above does not reflect any withholding of shares that may have been directed by the individual for tax purposes. The dollar value shown above is based on a share price of $104.75, the closing price of our Common Stock on the last business day before Sunday, March 1, 2015, the date of vesting.

PENSION BENEFITS

The following table provides information regarding benefits under the American National Employees Retirement Plan (the “Qualified Plan”), the American National Insurance Company Nonqualified Retirement Plan, and the American National Insurance Company Nonqualified Retirement Plan for Certain Salaried Employees. As noted in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, participation and future benefit accruals under these defined benefit pension plans were frozen effective December 31, 2013, with no additional years of service credit or salary increase credit thereafter. For Mr. Walsh, the following table provides information regarding benefits under the Farm Family Employees Retirement Plan, which was frozen effective December 31, 1996.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Robert L. Moody, Sr.	Qualified Plan Nonqualified Retirement Plan	31.6 45.0	$ $	1,291,288 54,477,925	$ $	141,638 6,526,540
James E. Pozzi	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	35.0 35.0	$ $	1,792,309 4,650,601	$ $	0 0
Gregory V. Ostergren	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	23.2 23.2	$ $	971,406 2,557,796	$ $	0 0
David A. Behrens	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	15.0 15.0	$ $	450,780 1,204,090	$ $	0 0
John J. Dunn, Jr.	Qualified Plan Nonqualified Retirement Plan for Certain Salaried Employees	3.33 3.33	$ $	133,542 139,641	$ $	0 0
Timothy A. Walsh	Farm Family Employee Retirement Plan	2.0		$42,493		$0

The number of years of credited service are shown as of December 31, 2015. In connection with the freezing of the plans effective December 31, 2013, and December 31, 1996 in the case of the Farm Family Employee Retirement Plan, no additional years of service will be credited after such dates. The present value of the accumulated benefit under each plan is calculated using the December 31, 2015 FASB ASC 715 disclosure assumptions as follows: (a) discount rate of 4.05%, (b) RP-2014 mortality table with MP-2015 improvement, and (c) the calculated present value at age 65 is discounted with interest only to the current age. In-service distributions of benefits paid from the plans were determined according to the applicable plan terms for a life payout.

The Qualified Plan. The Qualified Plan covers substantially all employees and officers of the Company as of December 31, 2013 and provides benefits based on the participant’s years of service and compensation, which for purposes of the Qualified Plan have been frozen as of such date. The monthly benefit payable under the plan at normal retirement age (usually age 65) equals:

•	1.667% of the employee’s final average pay times years of service (up to 35 years) at December 31, 2013,

•	Less a “Social Security offset” amount equal to 0.7% (0.65% for Year of Birth after 1954) times the “Social Security covered pay.”

For purposes of this calculation, “final average pay” is the average of the employee’s pay for the sixty consecutive months prior to December 31, 2013 that produces the highest average (out of the prior ten years). Pay includes base salary, overtime, bonus incentives, stock dividends paid on restricted stock awards prior to the vesting of such awards, and gains on SAR exercises and vesting of restricted stock awarded before July 25, 2002. In addition, “Social Security covered pay” is one-twelfth of the average of the Social Security wage bases for the thirty-five year period ending when the employee reaches Social Security retirement age.

The benefit formula determines the employee’s monthly benefit as a life annuity. Unless special IRS rules apply, benefits are not paid before employment ends, or age 70  1⁄2 if sooner and if elected by the employee. Instead of taking a life annuity, the employee may elect one of three options: a 50%, 66 2/3%, 75% or 100% joint and survivor annuity; a 10, 15 or 20 year period certain and life annuity benefit; or a lump sum benefit, if eligible under the plan (most management/professional employees would be).

If an employee chooses one of these benefit options, the interest rate assumptions and mortality tables specified in the plan are used to adjust the benefit so it has the same value as the life annuity, on an actuarial basis.

An employee whose employment ends before age 65 may begin benefit payments as early as age 55, if the employee had at least twenty years of vesting service; however, benefits may not begin before employment terminates. The plan actuary reduces this “vested” benefit below the level of the age 65 benefit to account for early commencement, so the benefit remains the actuarial equivalent of a benefit beginning at age 65.

If an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Ostergren is eligible for early retirement. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement. Mr. Moody is over 70  1⁄2 and is receiving in-service retirement benefits. Mr. Pozzi attained the normal retirement age of 65 in 2015 and is eligible for retirement.

The Nonqualified Retirement Plan for Certain Salaried Employees and the Nonqualified Retirement Plan (together, the “Excess Benefit Plans”). As with the Qualified Plan, participation and future benefit accruals under the Excess Benefit Plans were frozen, with no additional years of service credit or salary increase credit, effective December 31, 2013. Benefits under the Qualified Plan are limited by the Code. Like many other large companies, therefore, we offered certain employees nonqualified “excess” benefit plans to make up the difference between the benefit determined under the Qualified Plan formula, without applying these limits, and the benefit actually payable under the Qualified Plan, taking these limits into account. To the extent that any individual’s annual retirement income benefit under the Qualified Plan exceeds the maximum amount payable from such plan, it is paid from one of the Excess Benefit Plans, provided the individual is a participant in such plans. Payment is made from our general assets and not from the assets of the Qualified Plan.

Mr. Moody is the only active NEO participant in the Nonqualified Retirement Plan, which has a higher maximum on years of service counted for benefit service (45 years versus 35 years for other plan participants), which could potentially increase benefits by as much as 28.5%; a guarantee of benefit continuation for 21 years after retirement benefits commence, in the event of death during that period; inclusion of service on our Board of Directors or service with a company acquired by us for pension benefit purposes; and the right to receive retirement benefits beginning at age 65 while in service as our employee, in lieu of an actuarially enhanced benefit deferred until the actual service termination date. Mr. Moody elected to begin receiving in-service benefits from the Nonqualified Retirement Plan while aged 65. Mr. Pozzi attained the normal retirement age of 65 in 2015 and is eligible for retirement under the Excess Benefit Plan in which he participates.

Under the Excess Benefit Plans, if an employee retires after age 55 with at least twenty years of service, the employee may take an “early retirement” benefit, beginning immediately after employment ends. Mr. Ostergren is eligible for early retirement under the Excess Benefit Plan in which he participates. The early retirement benefit is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit, similar in magnitude to the reductions Social Security exacts for early commencement.

The Farm Family Employee Retirement Plan. Mr. Walsh is not a participant in the Qualified Plan or the Excess Benefit Plans, and he is the only NEO who is a participant in the Farm Family Employee Retirement Plan. Mr. Walsh is currently the President of Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company, subsidiaries of the Company, and has been an employee of such companies since 1995. The Farm Family Employee Retirement Plan provides a benefit based upon two percent of average annual compensation multiplied by years of service, not to exceed thirty. Mr. Walsh had two years of credited service under such plan at the time it was frozen effective December 31, 1996, with no additional years of service credit or salary increase credit thereafter. Mr. Walsh’s benefit under the plan will be $433.53 per month beginning at age 65, payable for life. He will qualify for an early retirement benefit at age 55 in accordance with the terms of the plan. The plan provides a surviving spouse’s benefit equal to fifty percent of the participant’s benefit, commencing upon the death of the participant and payable for the life of the surviving spouse.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Executive Plan

The table below has information about each NEO’s participation in our Executive Plan in 2015. The Executive Plan is discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings (Losses) in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions in Last Fiscal Year (d)	Aggregate Balance at Last Fiscal Year End (e)
Robert L. Moody, Sr.	$0	$66,930	$(767)	$0	$89,474
James E. Pozzi	$46,301	$261,542	$2,297	$0	$622,507
Gregory V. Ostergren	$225,757	$43,052	$(7,529)	$0	$387,358
David A. Behrens	$22,173	$90,838	$(6,539)	$0	$207,445
John J. Dunn, Jr.	$15,858	$69,414	$(121)	$0	$164,160
Timothy A. Walsh	$26,311	$24,014	$(1,079)	$0	$54,937

Column (a) – Executive Contributions in Last Fiscal Year. These amounts are included within the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table above. Executive contributions are made each pay period during the fiscal year and are based on each NEO’s elected deferral percentage. Participants are fully vested as to these amounts at the time of contribution.

Column (b) – Registrant Contributions in Last Fiscal Year. As discussed in the “Retirement Benefits” section of the Compensation Discussion and Analysis above, these amounts include a Company matching component and a non-elective contribution component. These amounts are included within the “All Other Compensation” column of the Summary Compensation Table above. Participants are fully vested as to these amounts after three years of employment, or upon their earlier attaining of age 65 or a change in control of the Company, in either event while actively employed by the Company.

Column (c) – Aggregate Earnings (Losses) in Last Fiscal Year. Earnings on amounts contributed to the Executive Plan are determined by investment selections made by each participant in investment alternatives that represent a subset of investment choices offered under our 401(k) Plan. Each participant in the Executive Plan can choose from approximately forty mutual fund offerings. The 2015 investment returns for the investment choices in which one or more of the NEOs participated are as follows:

Fund	Return	Fund	Return
American Balanced Fund	1.98%	T. Rowe Price International Stock Fund	-0.77%
Shelton Core Value Fund	-1.11%	T. Rowe Price Retirement 2015 Fund	-0.58%
T. Rowe Price Capital Appreciation Fund	5.42%	T. Rowe Price Retirement 2020 Fund	-0.31%
T. Rowe Price Mid-Cap Value Fund	-3.41%	T. Rowe Price Retirement 2030 Fund	-0.02%
T. Rowe Price Growth Stock Fund	10.85%	T. Rowe Price Retirement 2050 Fund	0.19%
T. Rowe Price Small-Cap Fund	-3.18%	T. Rowe Price Value Fund	-1.74%

We do not provide any above-market or preferential earnings rates, nor do we guarantee that an officer’s investments will have positive earnings. Since these amounts are not preferential, they are not included in the Summary Compensation Table.

Column (d) – Aggregate Withdrawals/Distributions in Last Fiscal Year. None of the NEOs made withdrawals or received distributions from the Executive Plan during 2015.

Column (e) – Aggregate Balance at Last Fiscal Year End. The aggregate balance shown represents the sum of executive contributions, Company contributions and aggregate earnings, less any distributions or withdrawals, through December 31, 2015. Fiscal year 2014 was the first year of existence of the Executive Plan. Executive contributions and Company contributions for 2014 were reported in the Company’s 2014 Summary Compensation Table in the following aggregate amounts: for Mr. Moody, $90,240; for Mr. Pozzi, $303,933; for Mr. Ostergren, $132,191; for Mr. Behrens, $103,240; and for Mr. Dunn, $80,452. Mr. Walsh was not included in the 2014 Summary Compensation Table.

Farm Family Supplemental Profit Sharing Plan

Timothy A. Walsh was a participant in the Farm Family Supplemental Profit Sharing Plan, which became effective on January 1, 1997 and was frozen as of December 31, 2004. The purpose of such plan was to provide participants with additional retirement benefits they would have received under the basic qualified retirement plan in absence of certain Code limitations. All contributions under the plan were made by the employer. Plan balances accrue interest quarterly at the “Prime Rate” published in the “Money Rates” section of the Wall Street Journal on the first business day of each calendar quarter. Mr. Walsh will begin receiving distributions from the plan at the same time and in the same manner as he receives distributions under the applicable Farm Family qualified retirement plan.

The following table provides information regarding Mr. Walsh’s participation in the Farm Family Supplemental Profit Sharing Plan:

Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year*	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
$0	$0	$843	$0	$312,090

*	These earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.

Farm Family Nonqualified Deferred Compensation Plans

Directors of certain of our Farm Family subsidiaries are eligible to participate in the Farm Family Holdings, Inc. 409A Directors’ Deferred Compensation Plan (the “Current Farm Family Plan”), which became effective on January 1, 2005. Prior to the effectiveness of the Current Farm Family Plan, the Farm Family subsidiary directors were eligible to participate in the Farm Family Holdings, Inc. Directors’ Deferred Compensation Plan, which was frozen as of December 31, 2004 (the “Frozen Farm Family Plan”).

Mr. Ostergren is the only NEO eligible to participate in such plans who has elected to participate. In certain prior years, Mr. Ostergren deferred the $20,000 annual compensation he received as Chairman of the Board of the Farm Family insurance companies under the Current Farm Family Plan. We do not contribute any amounts to these plans other than amounts elected to be deferred by a director.

Deferred compensation under both the Current Farm Family Plan and the Frozen Farm Family Plan accrues interest each month at the “Prime Rate” published in the “Money Rates” section of the Wall Street Journal on the first day of the calendar quarter containing such month. Under the Current Farm Family Plan, a director may elect to receive distributions from the plan only in a single lump sum. Under the Frozen Farm Family Plan, a director may elect to receive distributions from the plan in a lump sum or in five, ten or fifteen equal annual installments.

The following table provides information regarding Mr. Ostergren’s participation in the Current Farm Family Plan and the Frozen Farm Family Plan:

Plan	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year*	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Frozen Farm Family Plan	$0	$0	$3,388	$0	$106,097
Current Farm Family Plan	$0	$0	$5,544	$60,249	$169,069

*	These earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the NEOs. This section describes and quantifies certain compensation that would become payable under existing plans and arrangements if an NEO’s employment had terminated on December 31, 2015, given each NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date, which was $102.27.

Restricted Stock and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, shares of restricted stock issued to Mr. Moody and Mr. Pozzi vest upon death, disability, or upon retirement with the consent of the Board of Directors. Such shares are forfeited upon other termination of employment. In addition, such shares vest upon a change of control of our company. For purposes of the 1999 Plan, a change of control occurs if (i) there is a change in ownership of our outstanding securities which causes any person other than The Moody Foundation to become the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities then entitled to vote for the election of directors; (ii) the Board of Directors approves the sale of all or substantially all of our assets; or (iii) the Board of Directors approves any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of an event described in clause (i) above.

The aggregate market value of unvested restricted stock as of December 31, 2015 for Mr. Moody was $5,113,500 and for Mr. Pozzi was $1,022,700. The other NEOs had no restricted stock issued to them as of December 31, 2014.

SARs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, SARs vest upon death or upon retirement at or after attaining the age of 65. SARs expire upon any other termination of employment. SARs also vest immediately upon a change of control. The events constituting a change of control are described above in “Restricted Stock and Termination of Employment.”

Assuming a change of control or a termination by reason of death or retirement on December 31, 2015, Messrs. Pozzi, Ostergren, Behrens and Walsh would not have received any amounts upon the exercise of their SARs that were then exercisable, because the closing price of our Common Stock on such date was less than the exercise price of all outstanding SARs granted to them. Mr. Moody and Mr. Dunn had no SARs issued to them as of December 31, 2015.

RSUs and Termination of Employment

Pursuant to the 1999 Plan and award terms approved by the Board of Directors, RSUs vest, at the election of the recipient, by either (i) converting to shares of our Common Stock on a one-for-one basis upon the officer’s death or disability or upon the officer’s retirement at or after attaining the age of 65, or (ii) converting into cash based on the market price of our Common Stock on the date of any such event. If the officer’s employment with us terminates for any other reason prior to the vesting of any RSUs, all of such RSUs are forfeited. In addition, all RSUs vest immediately upon a change of control. The events constituting a change of control are described above in “Restricted Stock and Termination of Employment.”

Assuming a change of control or a termination by reason of death, retirement or disability on December 31, 2015, the RSUs issued to our NEOs pursuant to the 2014, 2013 and 2012 EICPs would convert to shares of our Common Stock. As of such date, each of the NEOs would have received the following number of shares of our Common Stock with the following market value, or a cash payment equal to such market value:

Name	No. of Shares of Common Stock	Market Value
Robert L. Moody, Sr.	67,432	$6,896,271
James E. Pozzi	13,016	$1,331,146
Gregory V. Ostergren	5,992	$612,802
David A. Behrens	7,805	$798,217
John J. Dunn, Jr.	5,795	$592,655
Timothy A. Walsh	4,206	$430,148

Executive Plan Accounts and Termination of Employment

Assuming a change of control or a termination by reason of death, retirement or disability on December 31, 2015, each of the NEOs would have been entitled to receive the aggregate balance of his Executive Plan account as of such date, as shown in column (e) of the “Nonqualified Deferred Compensation Plans – Executive Plan” table above.

Pension Benefits

The following table describes the estimated benefits that would have been due to our NEOs under our existing pension plans in the event of any termination of employment as of December 31, 2015:

Name	Plan	Potential Payout on Retirement or Voluntary Termination 12/31/15 (a)		Potential Payout if Terminated Upon Disability 12/31/15 (b)		Potential Payout if Terminated Upon Death 12/31/15 (c)		Potential Payout if Terminated Involuntarily 12/31/15 (d)
Robert L. Moody, Sr.	Qualified Plan Excess Benefit Plan	$ $	1,291,288 54,477,925	$ $	1,291,288 54,477,925	$ $	650,118 37,031,054	$ $	1,291,288 54,477,925
James E. Pozzi	Qualified Plan Excess Benefit Plan	$ $	1,792,309 4,650,601	$ $	1,792,309 4,650,601	$ $	1,683,909 4,369,333	$ $	1,792,309 4,650,601
Gregory V. Ostergren	Qualified Plan Excess Benefit Plan	$ $	971,406 2,557,796	$ $	971,406 2,557,796	$ $	892,162 2,349,139	$ $	971,406 2,557,796
David A. Behrens	Qualified Plan Excess Benefit Plan	$ $	450,780 1,204,090	$ $	450,780 1,204,090	$ $	764,596 2,042,334	$ $	450,780 1,204,090
John J. Dunn, Jr.	Qualified Plan Excess Benefit Plan	$ $	133,542 147,603	$ $	133,542 147,603	$ $	172,762 190,943	$ $	133,542 147,603
Timothy A. Walsh	Farm Family Employee Retirement Plan		$42,493		$42,493		$47,974		$42,493

Column (a)—Potential Payout on Retirement or Voluntary Termination

The “potential payout” refers to the actuarial present value of the benefit payable. As explained in connection with the Pension Benefits table above, Mr. Moody is currently receiving in-service distributions under both the Qualified Plan and the Excess Benefit Plan. Mr. Pozzi is eligible for normal retirement, and Mr. Ostergren is eligible for early retirement, under both the Qualified Plan and the Excess Benefit Plan. In the case of Mr. Moody and Mr. Pozzi, each would have been eligible to receive his accumulated benefit upon retirement or voluntary termination on December 31, 2015. Mr. Ostergren would have been eligible to receive the early retirement benefit disclosed in column (a). The early retirement benefit is an actuarially reduced value of accumulated benefits, which for Mr. Ostergren was 72.3% of his deferred benefits at December 31, 2015.

Column (b)—Potential Payout if Terminated Upon Disability

The “potential payout” refers to the actuarial present value of the benefit payable. In the event of total disability prior to age 65, no additional benefits become immediately payable, unless the individual is entitled to retirement at the time of disability. Total disability must be validated by approval for Social Security disability. Had the employment of Mr. Moody or Mr. Pozzi been terminated by disability on December 31, 2015, each would be entitled to his accumulated benefit. In the case of the disability of Mr. Ostergren on December 31, 2015, he would have been entitled to his early retirement benefit.

Column (c)—Potential Payout if Terminated Upon Death

The “potential payout” refers to the actuarial present value of the benefit payable. This amount represents the value of a surviving spouse’s benefit as determined based upon a percentage of the accrued or projected benefit at age 65, as specified in the applicable plans. In the case of an individual who has already commenced receiving benefits under the plans, any surviving spouse’s benefit would be according to the form of payment elected at retirement. Mr. Moody has a guaranteed period of 21 years that would provide a surviving spouse’s benefit based on the remaining portion of such period since benefit commencement. In the event of death prior to retirement, a pension is available for the surviving spouse for the life of the spouse that would be at most 75% of the NEO’s projected monthly pension at age 65. Eligibility for this death benefit requires that the executive have been at least age 45 at the time of death and have age plus years of service equal to at least 55.

Column (d)—Potential Payout if Terminated Involuntarily

Please see the explanation provided above in connection with Column A—Potential Payout on Retirement or Voluntary Termination. No special benefits are triggered by involuntary termination.

DIRECTOR COMPENSATION

The following table has information about compensation of our directors and advisory directors for 2015, other than Mr. Moody and Mr. Pozzi.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	All Other Compensation (c)	Total
Directors William C. Ansell	$82,000	$78,563	$7,690	$168,253
Arthur O. Dummer	$79,500	$78,563	$35,347	$193,410
Russell S. Moody	$47,500	$78,563	$10,183	$136,246
Frances A. Moody-Dahlberg	$47,500	$78,563	$86,304	$212,367
James P. Payne	$82,000	$78,563	$10,864	$171,427
E. J. Pederson	$83,500	$78,563	$13,250	$175,313
James D. Yarbrough	$82,000	$78,563	$244,990	$405,553
Advisory Directors
Shelby M. Elliott(1)	$45,000	$78,563	$11,872	$135,435
G. Richard Ferdinandtsen(2)	$44,500	$78,563	$50,278	$173,341
Irwin M. Herz, Jr.	$47,500	$78,563	$57,457	$183,520
R. Eugene Lucas	$47,500	$78,563	$50,137	$176,200
E. Douglas McLeod	$47,500	$78,563	$31,948	$158,011
Robert L. Moody, Jr.(3)	$47,500	$78,563	$64,042	$190,105

(1)	Shelby M. Elliott served as an advisory director until his death in August 2015.
(2)	Mr. Ferdinandtsen is a retired Company executive. For 2015, he experienced an increase in his accrued pension benefits of $1,270,826, including the effect of $1,465,800 in distributions.
(3)	Please see the section below entitled “Certain Relationships and Related Transactions” for a discussion of agent-related compensation paid to Robert L. Moody, Jr., primarily through his wholly-owned insurance agency, Moody Insurance Group, Inc.

Column (a)—Fees Earned or Paid in Cash. We pay cash compensation for service as a director or advisory director only to those individuals who are not employees. Such directors and advisory directors each receive a $40,000 annual retainer, plus $1,500 per meeting attended. Members of the Compensation Committee and Nominating Committee receive a $2,000 annual retainer per committee, plus $1,000 per meeting attended. Members of the Audit Committee receive a $4,000 annual retainer, plus $1,500 per meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $4,000. Directors may elect to defer their compensation, with interest accrued at the Wall Street Journal prime rate published on the first business day of each quarter. We do not provide any above-market or preferential earnings rates on compensation that is deferred.

Column (b)—Stock Awards. On March 1, 2015, we awarded each of our directors and advisor directors reflected in the table above 750 RSUs. The amount shown represents the grant date fair value of such awards calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, based the closing price of our Common Stock on the last business day before Sunday, March 1, 2015, the grant date, which was $104.75. These RSUs vest in three equal annual installments, beginning on March 1, 2016, or upon an individual’s earlier retirement, death or disability. Upon vesting, each director or advisory director will receive a number of shares of our Common Stock equal to the number of RSUs that have vested or, at the recipient’s election, cash based upon the market value of our Common Stock on the date of vesting. In addition to the stock ownership of the directors and advisory directors as disclosed above under “Security Ownership of Directors and Executive Officers” and “Security Ownership of Advisory Directors,” each of the directors and advisory directors, other than Messrs. Ansell, Payne, Pederson, Elliott and Ferdinandtsen, owned 1,500 RSUs at December 31, 2015. Messrs. Ansell, Payne, Pederson and Ferdinandtsen owned 750 RSUs as of such date. Dr. Elliott owned 1,500 RSUs that vested and converted to shares of our Common Stock upon his passing in August 2015.

Column (c)—All Other Compensation. These amounts include the following:

All Other Compensation Table – Directors and Advisory Directors

Name	Restricted Stock Dividends		Perquisites		Subsidiary Director Fees	Total
Directors William C. Ansell	$0		$7,690	(1)(2)	$0	$7,690
Arthur O. Dummer	$8,374		$26,973	(1)(2)	$0	$35,347
Russell S. Moody	$7,820		$2,363	(2)	$0	$10,183
Frances A. Moody-Dahlberg	$7,820		$78,484	(1)(2)	$0	$86,304	(3)
James P. Payne	$0		$10,864	(1)	$0	$10,864
E. J. Pederson	$0		$0		$13,250	$13,250
James D. Yarbrough	$7,820		$223,920	(1)(2)	$13,250	$244,990
Advisory Directors Shelby M. Elliott	$4,107		$7,765	(1)	$0	$11,872
G. Richard Ferdinandtsen	$0		$42,278	(1)	$8,000	$50,278
Irwin M. Herz, Jr.	$7,820		$38,387	(1)(2)	$11,250	$57,457
R. Eugene Lucas	$7,820		$40,317	(1)	$2,000	$50,137
E. Douglas McLeod	$7,820		$19,628	(1)(2)	$4,500	$31,948
Robert L. Moody, Jr.	$4,186	(4)	$57,856	(1)(2)	$2,000	$64,042

(1)	We provide a medical reimbursement plan designed to reimburse certain medical expenses that are not covered by an underlying insurance policy for the benefit of (1) directors and advisory directors who are not current or former common law employees, (2) retired directors who have at least twenty (20) years of service who are not current or former common law employees, (3) designated consultants who are not current or former common law employees, and (4) the spouses and any dependents of the foregoing. The amounts of such benefit during 2015 with respect to Frances A. Moody-Dahlberg, James D. Yarbrough, Irwin M. Herz, Jr., and Robert L. Moody, Jr. were $63,222, $218,355, $32,323, and $50,206, respectively. The amount of such benefit to the other directors and advisory directors did not exceed thresholds for specific numerical disclosure under applicable proxy disclosure rules, although the value of such benefit is included in the Perquisites column.
(2)	Includes guest travel, lodging, leisure activities, and food and beverage at our business conferences or other events.
(3)	Includes $13,550, which Ms. Moody-Dahlberg received during 2015 as our Charitable Donations Request Coordinator.
(4)	Moody Insurance Group, Inc., a company owned by Mr. Moody, was previously awarded shares of restricted stock as a Company consultant. Dividends on such shares are included in amounts reported in the “Certain Relationships and Related Transactions” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Board Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had a relationship with us requiring disclosure under Regulation S-K Item 404. During 2015, no executive officer of the Company served as a member of the Board of Directors or compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on our Board Compensation Committee. Robert L. Moody, Sr. serves as a director of Gal-Tex Hotel Corporation, and R. Eugene Lucas, the President of Gal-Tex Hotel Corporation, serves as one of our advisory directors. During 2015, no executive officer of the Company served as a member of the compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a member of our Board of Directors. Certain transactions between us and Gal-Tex Hotel Corporation are discussed in the section that follows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships existing since the beginning of 2015 between us and certain related parties.

Mortgage Loans to Gal-Tex Hotel Corporation: The Moody Foundation and the Libbie Shearn Moody Trust own 34% and 50.2%, respectively, of Gal-Tex Hotel Corporation (“Gal-Tex”). As of December 31, 2015, we held a first mortgage loan issued to Gal-Tex secured by hotel property in San Antonio, Texas. This loan was originated in 1999, had a balance of $5,181,710 as of December 31, 2015, has a current interest rate of 7.25%, and has a final maturity date of April 1, 2019. During 2015, Gal-Tex paid $1,326,306 in principal and $428,334 in interest with respect to this loan, which is current as to principal and interest payments. The largest principal amount outstanding during 2015 with respect to such loan was $6,508,016.

Management Contracts with Gal-Tex Hotel Corporation: We have entered into management contracts with a subsidiary of Gal-Tex for the management of a hotel and adjacent fitness center owned by us. During the year ended December 31, 2015, we paid Gal-Tex $187,256 and $133,227, respectively, for services rendered under these contracts. Both of such contracts are terminable by us upon thirty days’ prior written notice.

Transactions with Robert L. Moody, Jr.: Robert L. Moody, Jr. (“RLM Jr.”), one of our advisory directors, has entered into a number of agency agreements with us and some of our subsidiaries, primarily through his wholly-owned insurance agency, Moody Insurance Group, Inc. (“MIG”). In 2015, total commissions paid under such agency contracts, primarily from the marketing of health insurance products, were $580,266. We have entered into a Consulting and Special Marketing Agreement with MIG concerning development and marketing of new products. During 2015, we paid compensation of $122,299 under this agreement and a predecessor agreement. In addition to consulting fees, such amount includes dividends on shares of our Restricted Stock granted to MIG as a consultant. We also entered into a National Marketing Director’s Contract with MIG in 1994, which gave MIG the exclusive right to sell annuities in the financial institutions market. In a subsequent restructuring of such contract, MIG gave up such exclusive right, and we assumed all responsibilities for sales and service in such market. During 2015, MIG received $1,116,323 in commissions under such restructured contract. As agreed by us and certain of our subsidiaries, MIG markets products of unrelated companies through certain of our agents. MIG receives commissions from the companies issuing such products. In 1994, MIG provided brokerage and business development services to an unrelated marketing company which has had a marketing agreement with us since such time. MIG has advised us that, during 2015, commissions received from such marketing company related to sales of our products aggregated $42,903. We entered into an agreement with MIG in 2006 pursuant to which we provide certain software and related computer services to MIG and its agents in connection with sales of health insurance products issued by one of our subsidiaries. MIG paid us $480 for such services during 2015, based on the same rates charged to our internal departments.

Transactions with Moody National Bank: We and some of our subsidiaries have entered into various depository, custodian and safekeeping arrangements with Moody National Bank in the ordinary course of our business. In addition, American National Registered Investment Advisor, Inc. (“ANRIA”), a registered investment advisor subsidiary of ours, provides investment management services to certain accounts maintained by others at the Trust Department of Moody National Bank. For such services, Moody National Bank compensates ANRIA from the fees the bank receives for its services as custodian, trustee or other agent of such accounts. During 2015, Moody National Bank paid ANRIA $387,925 in fees for such services.

Health Insurance Contracts with Certain Entities: Our Merit Plan is insured by National Western Life Insurance Company (“National Western”), which is controlled by Robert L. Moody, Sr. Further information regarding the Merit Plan is provided above in connection with the All Other Compensation Table – NEOs. During 2015, we paid National Western $1,877,466 in premium and fees with respect to the Merit Plan. In addition, we insure substantially similar plans offered by National Western, Gal-Tex, and The Moody Foundation to certain of their officers. During 2015, National Western, Gal-Tex, and The Moody Foundation paid us premium and fees with respect to such plans in the amounts of $441,090; $112,500; and $117,901, respectively. We also insure The Moody Foundation’s basic health insurance plan, for which we received $89,413 in premium during 2015.

Transactions with Greer, Herz & Adams, L.L.P.: Irwin M. Herz, Jr. is an advisory director of ours and a Partner with Greer, Herz & Adams, L.L.P. which serves as our General Counsel. In the year ended December 31, 2015, Greer, Herz & Adams, L.L.P. received approximately $7,950,797 in legal fees and reimbursements of expenses in connection with its services as our General Counsel. We also furnished offices, telephones and the use of certain office decorations to the law firm, the value of which was credited against additional fees due to such firm.

Other Family Relationships: E. Vince Matthews III, a step-son of Robert L. Moody, Sr., is a director of a mutual insurer managed by us and an advisory director of one of our subsidiaries. He is also employed as one of our officers, for which he received total compensation during 2015, including under our Merit Plan for officers, in excess of $190,000, but less than $220,000.

Procedure for Review, Approval or Ratification of Related Persons Transactions

The Audit Committee reviews, approves or ratifies any related party transactions in which we have or will have an amount involved exceeding $120,000 and a related person has or will have a direct or indirect material interest. The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in our best interests. In considering the transaction, the Audit Committee will consider all relevant factors, including (as applicable) the business rationale for entering into the transaction; the alternatives to entering into the transaction; whether the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party; and the overall fairness of the transaction to us. We have not adopted formal written procedures for the review of related party transactions. Rather, we are guided by the corporate governance rules of the NASDAQ, the requirements of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), and other SEC guidance on related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons holding more than ten percent of our Common Stock are required to report their initial ownership of our Common Stock and other equity securities and any subsequent changes in that ownership to the SEC and submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and the written representations of such reporting persons, for the year ended December 31, 2015, all required Section 16(a) filings applicable to our directors, executive officers, and greater than ten percent beneficial owners were timely made, except that director Arthur O. Dummer inadvertently filed a late Form 4 to report a sale of fifty shares of our Common Stock by a family trust, and Elizabeth Lee Moody, a Moody Foundation trustee, inadvertently filed a late Form 3.

PROPOSAL 2.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that stockholders have the opportunity at the Annual Meeting to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers, as described in this proxy statement (a “say-on-pay” vote). The say-on-pay vote is not intended to be a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, nor is it intended to address any specific item of compensation. Accordingly, please read the “Executive Compensation” section of this proxy statement, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussions that describe in detail our compensation programs and policies for our executive officers and the decisions made by our Board Compensation Committee for 2015. We are required to hold the advisory vote on executive compensation at least once every three years. Pursuant to a separate advisory (non-binding) vote at the 2014 Annual Meeting, our stockholders voted to hold an annual say-on-pay vote.

The vote on this Proposal 2 is advisory and, therefore, not binding on the Board of Directors or the Board Compensation Committee. The Board, including the Board Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 2:

RESOLVED, that the stockholders of American National Insurance Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, and the accompanying narrative disclosure contained in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders.

Board Recommendation: The Board of Directors recommends a vote “FOR” the approval of the foregoing advisory resolution on executive compensation.

PROPOSAL 3.

RATIFICATION OF AUDITORS FOR 2016

Our Board Audit Committee has selected KPMG LLP, a firm of independent public accountants (“KPMG”), to serve as our independent registered public accounting firm to examine our consolidated financial statements for 2016. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG as our principal independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

KPMG served as the Company’s principal independent registered public accounting firm for the year ended December 31, 2015. During 2015, such firm performed audit services and tax consulting services for the Company. KPMG has advised the Company that neither it nor any of its partners has any material financial interest in, or any connection (other than as independent auditors) with the Company.

Fees Paid to KPMG

The following table presents fees billed by KPMG for audit and other services during 2015 and 2014:

	2015	2014
Audit Fees(1)	$3,425,000	$3,555,000
Audit-Related Fees(2)	$23,500	$23,500
Tax Fees(3)	$826,032	$740,287
All Other Fees	—	—

(1)	Aggregate fees billed for the audit of the Company’s consolidated financial statements and insurance company statutory financial statements, review of our interim financial statements, and review of our systems of internal control over financial reporting.
(2)	Aggregate fees billed for performing assurance or related services that were related to the performance of the audit or review of our financial statements but were not reportable as Audit Fees.
(3)	Aggregate fees billed by KPMG for tax compliance, tax advice and tax planning services related to review of tax returns of the Company and certain subsidiaries, as well as tax research services related to tax return compliance.

Pre-Approval of Audit, Audit-Related, Tax and Non-Audit Services

The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and the Charter of the Audit Committee. The committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are presented to the full Committee at its next scheduled meeting. The Audit Committee has determined the rendering of non-audit services by KPMG was compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Board Recommendation: The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our auditors for 2016.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2015 with Company management and KPMG LLP (“KPMG”), the independent auditors. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with KPMG any relationships that might impair the firm’s independence from management and the Company, and satisfied itself as to the auditor’s independence. The Audit Committee reviewed and discussed with KPMG all communications required by auditing standards generally accepted in the United States of America, including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Based upon these reviews and discussions, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee:

Arthur O. Dummer, Chairman
William C. Ansell
James P. Payne
E. J. Pederson
James D. Yarbrough

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented for consideration at the 2016 Annual Meeting of Stockholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at our principal executive offices by the close of business on December 6, 2016. We recommend that a proponent submit any proposal by Certified Mail, Return Receipt Requested and that all proposals be sent to the attention of the Secretary. If the date of the 2017 Annual Meeting is changed by more than thirty days from the date of the 2016 Annual Meeting, the deadline for submitting proposals to be included in the 2017 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for the 2017 Annual Meeting.

Stockholder proposals submitted outside of the procedure set forth above, which will not be included in our proxy statement, including nominations for directors, must be mailed to American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, ATTN: Secretary, and must be received by the Secretary no later than February 19, 2017. If the proposal is received after that date, our proxy for the 2017 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2017 Annual Meeting.

Nothing in this section shall be deemed to require us to permit presentation of a stockholder proposal or include in our proxy materials relating to our 2017 Annual Meeting any stockholder proposal that does not meet all of the requirements for such presentation or inclusion contained in our Bylaws and/or state and federal securities laws and regulations in effect at that time.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2015, and the financial statements and schedules thereto, accompanies this proxy statement. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to the Company’s Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409)  766-6537.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by calling or writing us at the following address or telephone number: Secretary, American National Insurance Company, One Moody Plaza, Galveston, Texas 77550, telephone (409) 766-6537.

Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of our Company and is available through a link provided on our website at www.americannational.com/InvestorRelations/CorporateGovernance/index.htm. A printed copy will be provided to any person free of charge upon request made to the Company’s Secretary at the address shown on page 1. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding certain amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website where it is accessible through the same link noted above.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the full Board of Directors by writing to the Board or a specific director or directors in care of the Company’s Secretary at the address shown on page 1, by facsimile transmission to (409) 766-6803, or by e-mail to mark.flippin@americannational.com. All such communications will be forwarded to the Board, as specified.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

OTHER MATTERS

The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

J. Mark Flippin, Secretary

Galveston, Texas

April 4, 2016

AMERICAN NATIONAL.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK__________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — This proxy will be voted as directed, or if no direction is made, will be voted in accordance with the recommendations of the Board of Directors, which are FOR all in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - William C. Ansell	☐	☐	☐
02 - Arthur O. Dummer	☐	☐	☐
03 - Frances A. Moody-Dahlberg	☐	☐	☐
04 - James P. Payne	☐	☐	☐
05 - E.J. Pederson	☐	☐	☐
06 - James E. Pozzi	☐	☐	☐
07 - James D. Yarbrough	☐	☐	☐

4. In accordance with their best judgment upon all other matters which may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT
1 U P X 2 7 4 6 1 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND